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SCHEDULE 14A INFORMATION

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
METHODE ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METHODE ELECTRONICS, INC.

NOTICE OF SPECIAL MEETING OF ELIGIBLE CLASS A STOCKHOLDERS

                                , 2003

To the Eligible Class A Common Stockholders of
METHODE ELECTRONICS, INC.

        Notice is hereby given that a special meeting of the eligible holders of Class A common stock of Methode Electronics, Inc. ("Methode") will be held on                        ,                         , 2003 at             a.m., Chicago time, at                        ,                         ,                         , Illinois.

        The purpose of the special meeting is to consider and vote upon a proposal to approve the making of a tender offer by Methode to purchase all of the outstanding shares of our Class B common stock at a price of $20.00 per share in cash on the terms and conditions provided for in an Agreement dated August 19, 2002, as amended December 26, 2002 (the "Agreement") by and among Methode; Marital Trust No. 1 and Marital Trust No. 2, each created under the William J. McGinley Trust (collectively, the "Trusts"); and Jane R. McGinley; Margaret J. McGinley; James W. McGinley and Robert R. McGinley (collectively, the "McGinley family members"). The making of such tender offer, pursuant to the terms of the Agreement, is referred to herein as the "Offer." A copy of the Agreement is attached as Annex A to the accompanying proxy statement.

        All shares of our Class A common stock are entitled to vote at the special meeting, except for shares of our Class A common stock held by the Trusts and the McGinley family members (the "Eligible Class A common stockholders"). Our board of directors has fixed the close of business on            , 2003 as the record date for the determination of Eligible Class A common stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

        A special committee (the "Special Committee") of our board of directors composed of Class A directors has approved the Offer, and believes that the Offer is fair to, and in the best interests of, Methode and our Class A common stockholders. The Special Committee determined that the approximately $10.7 million premium to be paid to the holders of our Class B common stock was a fair price to pay to eliminate the control exercised by the Class B stockholders. The Special Committee recommends that you vote "FOR" approval of the Offer.

        It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and mail the accompanying proxy card in the enclosed self-addressed, stamped envelope, or deliver your proxy by telephone or the Internet in accordance with the instructions provided. Please do not submit a proxy card if you have delivered your proxy by telephone or the Internet. You may change your vote for any reason at any time before the special meeting by submitting written revocation of your proxy to the Corporate Secretary, by submitting a later-dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the special meeting. Your cooperation is respectfully solicited.

By order of the Board of Directors.
William T. Jensen Chairman
Chicago, Illinois , 2003

        This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has any such commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

YOUR VOTE IS IMPORTANT

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free, at 1-888-750-5834.

ANNEXES:
A.	Agreement dated August 19, 2002 by and among Methode, the Trusts and the McGinley family and amendment dated December 26, 2002
B.	Opinion of TM Capital dated August 19, 2002
C.	Updated Opinion of TM Capital dated February 14, 2003

METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

PRELIMINARY PROXY STATEMENT

Special Meeting of Eligible Class A Common Stockholders

To Be Held On                        , 2003

INTRODUCTION

        The enclosed proxy is solicited on behalf of Methode Electronics, Inc. ("Methode") in connection with a special meeting of eligible holders of our Class A common stock to be held on                        ,                         , 2003 at             a.m., Chicago time, at                        ,                         ,                         , Illinois, and at any adjournment or postponement of the special meeting.

        This proxy statement and accompanying proxy card, if applicable, are first being mailed to holders of our Class A common stock and our Class B common stock on or about                         , 2003. The Trusts and the McGinley family members and holders of our Class B common stock will be mailed this proxy statement for informational purposes only and are not entitled to vote at the special meeting.

        At the special meeting, we will ask eligible Class A common stockholders to consider and vote upon a proposal to approve the making of a tender offer by Methode to purchase all of the outstanding shares of our Class B common stock at a price of $20.00 per share in cash on the terms and conditions provided for in an Agreement dated August 19, 2002, as amended December 26, 2002 (the "Agreement") by and among Methode; Marital Trust No. 1 and Marital Trust No. 2, each created under the William J. McGinley Trust (collectively, the "Trusts"); and Jane R. McGinley; Margaret J. McGinley; James W. McGinley and Robert R. McGinley (collectively, the "McGinley family members"). The making of such tender offer is referred to herein as the "Offer." A copy of the Agreement is attached as Annex A to this proxy statement.

        A special committee (the "Special Committee") of our board of directors composed of Class A directors has approved the Offer, and believes that the Offer is fair to, and in the best interests of, Methode and our Class A common stockholders. The Special Committee determined that the approximately $10.7 million premium to be paid to the holders of our Class B common stock was a fair price to pay to eliminate the control exercised by the Class B stockholders. The Special Committee recommends that you vote "FOR" approval of the Offer.

        It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and mail the accompanying proxy card in the enclosed self-addressed, stamped envelope, or deliver your proxy by telephone or the Internet in accordance with the instructions provided. Please do not submit a proxy card if you delivered your proxy by telephone or the Internet. You may change your vote for any reason at any time before the special meeting by submitting written revocation of your proxy to the Corporate Secretary, by submitting a later-dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the special meeting.

The date of this proxy statement is                        , 2003.

SUMMARY TERM SHEET

        The following summarizes the principal terms of the Offer by Methode to purchase all of the outstanding shares of our Class B common stock at a price of $20.00 per share in cash on the terms and conditions provided for in the Agreement by and among Methode, the Trusts and the McGinley family members. At the special meeting, we will ask our eligible Class A common stockholders to consider and vote upon a proposal to approve the making of the Offer.

        This summary does not contain all information that may be important to you in determining whether or not to vote in favor of the proposal to approve the making of the Offer at the special meeting. We encourage you to read this proxy statement, including the annexes and the documents we have incorporated by reference into this proxy statement, in their entirety before voting. We have included section references to direct you to a more complete description of the topics discussed in this summary.

  •
  At the special meeting, we will ask you to approve the making of an Offer by Methode to purchase all of the outstanding shares of our Class B common stock at a price of $20.00 per share in cash on the terms and conditions provided for in the Agreement by and among Methode, the Trusts and the McGinley family members. All shares of our Class A common stock are entitled to vote at the special meeting, except for shares of our Class A common stock held by the Trusts and the McGinley family members. The affirmative vote of a majority of the Class A common stock present in person or by proxy at the special meeting is required to approve the Offer. Please read subsections "General" and "Quorum; Votes Required" under "The Special Meeting" beginning on page    .

  •
  Under the terms of the Agreement, Methode has agreed to make the Offer. Methode's obligation to commence the Offer is subject to the prior approval of the Offer by a majority of the shares of our Class A common stock present in person or by proxy at the special meeting (excluding Class A common stock held by the Trusts and the McGinley family members). Please read "Proposal to Approve the Offer—The Agreement" beginning on page    .

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  The Special Committee has approved the Offer, and believes that the Offer is fair to, and in the best interests of, Methode and our Class A common stockholders. The Special Committee recommends that you vote "FOR" approval of the Offer. Please read subsections "Background of the Offer," "Opinion of the Financial Advisor to the Special Committee," "Recommendation of the Special Committee" and "Reasons for the Offer" under "Proposal to Approve the Offer" beginning on page    .

  •
  In reaching its decision to approve the Agreement and the Offer, the Special Committee consulted with its legal and financial advisors and carefully considered the following material factors:

  —
  Shift of Right to Elect Majority of our Board of Directors to our Class A Stockholders. Upon completion of the Offer and the reduction in the number of outstanding shares of Class B common stock to less than 100,000, the right to elect a majority of our board of directors will shift to our Class A stockholders from our Class B stockholders. After the completion of the Offer, our Class A common stock will retain its present right, voting as a separate class, to elect a minimum of 25% of our board of directors and will gain the right to control the election of the remaining directors through its right to cast approximately 97% of the votes to be cast in the election of these directors.

  —
  The Offer will Eliminate the McGinley Family's Control Block of our Class B Stock. The completion of the Offer will eliminate the right of the Trusts and the McGinley family members, as a voting block of our Class B common stock, to control our board of directors. The $20 per share being paid for each share of Class B common stock in the

      Offer represents a premium of $10.10 per share over the $9.90 per share 30 day volume weighted average closing price of our Class A common stock prior to the public announcement of the Offer (and a premium of $    .    per share over the $    .    closing price of our Class A common stock on                        , 2003). The Special Committee believes that eliminating the control of 75% of our Board by the Class B stock for an aggregate premium of approximately $10.7 million, which represents less than 5% of the total current market capitalization of the Class A stock, will permit the holders of the Class A stock to obtain the full control premium available in any future change of control transaction involving the Company.

    —
    Reduction in McGinley Family's Voting Influence. In addition to eliminating the McGinley family's control of our board, the Offer will reduce the voting power of the Trusts and the McGinley family members from approximately 21% to less than 1% on all other matters. As a result of their reduced voting power, the Trusts and the McGinley family members will no longer have significant influence over the outcome of matters submitted to a vote of our stockholders.

    —
    Closer Alignment of Economic Interests and Voting Rights. The Offer will more closely align our stockholders' voting rights with their economic interests in our company by reducing the number of shares of Class B common stock outstanding to less than 100,000 shares, thereby reducing its overall voting power in relation to the voting power of the Class A common stock. Currently, shares of our Class A common stock represent approximately 97% of our outstanding common stock and shares of our Class B common stock represent approximately 3% of our outstanding common stock. However, shares of our Class B common stock have the right to elect a majority of our board and represent approximately 23.7% of the total voting power of our common stock on other matters. After completion of the Offer, the voting power of shares of Class B common stock will represent no more than approximately 2.8% of the total voting power of our common stock.

    —
    Capital Opinion. TM Capital's written fairness opinions, based upon and subject to the factors and assumptions set forth therein, that the Offer is fair to the holders of Class A common stock from a financial point of view.

        Please read "Proposal to Approve the Offer—Reasons for the Offer" beginning on page    .

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  Our board of directors believes that the Offer is fair to the holders of our Class B common stock (other than the Trusts, the McGinley family members, and members of our board of directors holding shares of Class B common stock as to which our board has made no determination). Please read "Proposal to Approve the Offer—Fairness of the Offer" beginning on page    .

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  If the Offer is approved at the special meeting, the Trusts and the McGinley family members have agreed to tender all of their shares of Class B common stock in the Offer. As of the date of this proxy statement, the Trusts and the McGinley family members owned an aggregate of 931,759 shares of our Class B common stock, representing approximately 85.7% of the outstanding shares of Class B common stock, which gives them the right to elect up to 75% of our board of directors. Please read "Proposal to Approve the Offer—The Agreement" beginning on page    and Comparison of Stockholders Rights beginning on page    ..

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  The Agreement requires the Trusts to cause Horizon Farms, Inc., an affiliate of the Trusts, to repay in full the principal amount and all accrued interest due under a $6 million note due to Methode after their receipt of the proceeds of the sale of their shares of Class B common stock pursuant to the Offer. The Trusts have also agreed to use their reasonable best efforts to cause

    Class B directors James W. McGinley and Roy M. Van Cleave to resign from our board of directors or, at our request, take all lawful action to remove such directors. Messrs McGinley and Van Cleave have indicated that they will resign from our board if the Offer is completed. Please read "Proposal to Approve the Offer—The Agreement" beginning on page    .

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  Our obligation to complete the Offer is contingent, among other things, on (1) a sufficient number of shares of Class B common stock being tendered so that upon the closing of the Offer, less than 100,000 shares of Class B common stock remain outstanding, so that thereafter, the holders of Class B common stock will no longer have the right to elect up to 75% of our board of directors and (2) our receipt of a supplemental private letter ruling from the Internal Revenue Service that the Offer and the transactions contemplated by the Agreement will not adversely affect our ability to rely on the private letter ruling received by us from the IRS with respect to our distribution of the shares of Stratos Lightwave, Inc. Please read "Proposal to Approve the Offer—The Agreement" beginning on page    .

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  Assuming the Offer is approved by the Eligible Class A common stockholders as provided herein, we expect to commence the Offer within 10 days after the special meeting and to complete the Offer on or before            , 2003. However, the completion of the Offer is subject to the conditions described in this proxy statement. We cannot, therefore, assure you as to whether or when the Offer will be completed. If the Offer is not approved by the Eligible Class A common stockholders as provided herein, the Special Committee has determined that it will not waive the condition in the Agreement that the Offer must be so approved. Accordingly, the Offer would not be made by Methode and the Agreement will be terminated. In this event, the Trusts and the McGinley family members will continue to have the right to elect up to 75% of our board of directors so long as they own a majority of the outstanding shares of Class B common stock and there are at least 100,000 shares of Class B common stock outstanding.

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  Our Class B common stock will no longer qualify for listing on the Nasdaq National Market after completion of the Offer. We cannot make any assurance that an active public market for our Class B common stock will remain or be sustained after the Offer or that the market price of our Class B common stock will not decline below the offer price of $20.00 per share. Please read "Proposal to Approve the Offer—Effect of the Offer on the Market for our Class B Common Stock" beginning on page    .

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  James W. McGinley and Robert R. McGinley, two of our Class B directors, are co-trustees and beneficiaries of the Trusts. Accordingly, these individuals have interests in the Agreement and the Offer that are different from, or in addition to, the interests of Methode stockholders. Under the Agreement, the Trusts have agreed to tender all of their shares of Class B common stock in the Offer. Please read "Proposal to Approve the Offer—Interests of Certain Persons" beginning on page    .

  •
  A holder of Class A common stock filed a class action against Methode and certain of Methode's directors on behalf of all holders of our Class A common stock and derivatively on behalf of Methode in the Court of Chancery of the State of Delaware in connection with the Agreement and the Offer. Plaintiff sought, among other things, to enjoin the repurchase of the Class B common stock, as well as other equitable relief. On March 17, 2003, the parties entered into a memorandum of understanding providing for the settlement of this litigation. In connection with the settlement, Methode agreed, among other things, that: (i) it would only proceed with the Offer if it is approved by the affirmative vote of a majority of the Class A shares present or represented by proxy at the special meeting (excluding shares held by the Trusts and the McGinley family members); (ii) it would make certain revisions to the disclosures in this proxy statement requested by Plaintiff; and (iii) Methode would declare a special dividend of $0.04 per Class A share to the Class A shareholders within 60 days following consummation of the Offer. If the Offer is not consummated, this special dividend will not be declared or paid. The memorandum of understanding also provides for the dismissal of the Action with prejudice and release of all related claims against Methode and the director defendants. The settlement as provided for in the memorandum of understanding is contingent upon, among other things, approval by the Court. Please read "Proposal to Approve the Offer—Litigation Relating to the Agreement and the Offer" beginning on page    .

THE SPECIAL MEETING

General

        The enclosed proxy is solicited on behalf of Methode in connection with a special meeting of eligible holders of our Class A common stock to be held on                         ,                         , 2003 at             a.m., Chicago time, at                        ,                         ,                         , Illinois, and at any adjournment or postponement of the special meeting.

        At the special meeting, we will ask our eligible Class A common stockholders to consider and vote upon a proposal to approve the making of a tender offer by Methode to purchase all of the outstanding shares of our Class B common stock at a price of $20.00 per share in cash on the terms and conditions provided for in the Agreement by and among Methode, the Trusts and the McGinley family members. A copy of the Agreement is attached as Annex A to this proxy statement.

        All shares of our Class A common stock are entitled to vote at the special meeting, except for shares of our Class A common stock held by the Trusts and the McGinley family members (the "Eligible Class A common stockholders"). The Trusts and the McGinley family members and holders of our Class B common stock will be mailed this proxy statement for informational purposes only and are not entitled to vote at the special meeting.

        This proxy statement and the accompanying proxy card, if applicable, are first being mailed to holders of our Class A common stock and our Class B common stock on or about                         , 2003.

Record Date; Shares Outstanding

        Our board of directors has fixed the close of business on            , 2003 as the record date for the determination of Eligible Class A common stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. As of the record date, there were                        shares of our Class A common stock outstanding and held by Eligible Class A common stockholders and                        shares of our Class B common stock outstanding.

Quorum; Votes Required

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Class A common stock held by Eligible Class A common stockholders is necessary to constitute a quorum at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the special meeting. Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee has not received voting instructions from the beneficial owner and the broker or nominee lacks discretionary power to vote such shares.

        At the special meeting, each share of Class A common stock held by Eligible Class A common stockholders will be entitled to one vote per share. The affirmative vote of a majority of the Class A common stock present in person or by proxy at the special meeting is required to approve the Offer. Abstentions and broker non-votes will be counted as present at the meeting and will therefore have the same legal effect as a vote "against" the approval of the Offer.

Revoking Your Proxy

        If you decide to change your vote, you may revoke your proxy at any time before the special meeting. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention Corporate Secretary. You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke a proxy.

Proxy Solicitation and Expenses

        We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. The Trusts and the McGinley family members and holders of our Class B common stock will be mailed this proxy statement for informational purposes only and are not entitled to vote at the special meeting. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our Class A and Class B common stock beneficially owned by others to be forwarded to such beneficial owners. We will reimburse such persons for their reasonable costs of forwarding solicitation materials to such beneficial owners.

        We have retained the services of Innisfree M&A Incorporated ("Innisfree") to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. Innisfree will also solicit proxies from our Eligible Class A common stockholders for the special meeting. We will pay Innisfree approximately $10,000, plus out-of-pocket expenses, for these services. In addition, our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person. No additional compensation will be paid to directors, officers and other regular employees for such services.

PROPOSAL TO APPROVE THE OFFER

General

        At the special meeting, we will ask our Eligible Class A common stockholders to consider and vote upon a proposal to approve the making of a tender offer by Methode to purchase all of the outstanding shares of our Class B common stock at a price of $20.00 per share in cash on the terms and conditions provided for in the Agreement by and among Methode, the Trusts and the McGinley family members. A copy of the Agreement is attached as Annex A to this proxy statement.

        The Special Committee has approved the Offer, and believes that the Offer is fair to, and in the best interests of, Methode and our Class A common stockholders. The Special Committee recommends that you vote "FOR" approval of the Offer.

The Agreement

        The following discussion of the material terms and conditions of the Agreement is qualified in its entirety by reference to the provisions of the Agreement, which is attached to this proxy statement as Annex A and is incorporated herein by reference. We urge you to read the Agreement in its entirety.

        On August 19, 2002, we entered into an Agreement with the Trusts and the McGinley family members pursuant to which we agreed to make a tender offer to purchase all of the outstanding shares of our Class B common stock at a price per share of $20.00 in cash. As of the date of this proxy statement, the Trusts and the McGinley family members owned an aggregate of 931,759 shares of Class B common stock, representing approximately 85.7% of the outstanding shares of Class B common stock, which gives them the right to elect up to 75% of our board of directors.

        The Agreement was subsequently amended by the parties on December 26, 2002. Pursuant to this amendment, the parties agreed that we would call a special meeting of our Class A stockholders, excluding any shares of Class A common stock held by the Trusts and the McGinley family members, for the purpose of obtaining approval of the Offer by the affirmative vote of a majority of the shares of Class A common stock present in person or by proxy at the special meeting, and that such approval would be a condition to our obligation to close the Offer.

        Under the terms of the Agreement:

  •
  Methode has agreed to make a tender offer to purchase all of the outstanding shares of our Class B common stock at a price per share of $20.00 in cash. Methode's obligation to commence the Offer is subject to the prior approval of the Offer by a majority of the shares of our Class A common stock present in person or by proxy at the special meeting (excluding shares of Class A common stock held by the Trusts and the McGinley family members);

  •
  If the Offer is approved at the special meeting, the Trusts and the McGinley family members have agreed to tender all of their shares of Class B common stock in the Offer;

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  The Trusts have agreed to cause Horizon Farms, Inc., an affiliate of the Trusts ("Horizon"), to repay in full the principal amount and all accrued interest due under a $6 million note due to Methode, which amounted to $6,583,886 as of January 31, 2003, within two business days after their receipt of the proceeds of the sale of their shares of Class B common stock pursuant to the Offer; and

  •
  The Trusts have agreed to use their reasonable best efforts to cause Class B directors James W. McGinley and Roy M. Van Cleave to resign from our board of directors or, at our request, take all lawful action to remove such directors. Messrs McGinley and Van Cleave have indicated that they will resign from our board if the Offer is completed.

        Our obligation to complete the Offer is contingent, among other things, on:

  •
  a sufficient number of shares of Class B common stock being tendered so that upon the closing of the Offer, less than 100,000 shares of Class B common stock remain outstanding, so that thereafter, the holders of Class B common stock will no longer have the right to elect up to 75% of our board of directors;

  •
  our receipt of a supplemental private letter ruling from the Internal Revenue Service that the Offer and the transactions contemplated by the Agreement will not adversely affect our ability to rely on the private letter ruling received by us from the IRS with respect to our distribution of the shares of Stratos Lightwave, Inc. to our stockholders in April 2001;

  •
  there being no change, circumstance or event outside the ordinary course of business that is reasonably likely to be materially adverse to our business, properties, liabilities, operations or condition (financial or otherwise);

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  there being no legal action threatened, instituted or pending which prohibits, makes illegal or otherwise restrains the Offer; and

  •
  our having sufficient legally available funds from which the Class B common stock tendered in the Offer may lawfully be purchased.

        The Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the completion of the Offer as follows:

  •
  by mutual written consent of Methode (as approved by the Special Committee) and the Trusts;

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  by Methode if any of the conditions to its obligation to complete the Offer have not been satisfied or waived by Methode (as approved by the Special Committee);

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  by the Trusts if any of the conditions to the Trusts and the McGinley family members obligations have not been satisfied or waived by the Trusts; or

  •
  by Methode or the Trusts if the Offer is not completed on or prior to May 31, 2003.

        If the Agreement is terminated by us due to the occurrence of any change, circumstance or event outside the ordinary course of business that is reasonably likely to be materially adverse to our business, properties, liabilities, operations or condition (financial or otherwise), Methode is required to pay to the Trusts and the McGinley family members within five business days after such termination a fee of $400,000 in the aggregate.

        If we fail or decline to call a special meeting to approve the Offer or the Special Committee withdraws or modifies or proposes to withdraw or modify its recommendation that the Eligible Class A common stockholders vote in favor of the Offer, then, in either such event, Methode is required to pay to the Trusts and the McGinley family members within five business days after such event a fee of $150,000 in the aggregate.

        Assuming the Offer is approved by the Eligible Class A common stockholders as provided herein, we expect to commence the Offer within 10 days after the special meeting and to complete the Offer on or before            , 2003. However, the completion of the Offer is subject to the conditions described above. We cannot, therefore, assure you as to whether or when the Offer will be completed.

        If the Offer is not approved by the Eligible Class A common stockholders as provided herein, the Special Committee has determined that it will not waive the condition in the Agreement that the Offer must be so approved. Accordingly, the Offer would not be made by Methode and the Agreement will be terminated. In this event, the Trusts and the McGinley family members will continue to have the right to elect up to 75% of our board of directors so long as they own a majority of the outstanding shares of Class B common stock and there are at least 100,000 shares of Class B common stock outstanding.

Background Of The Offer

        In 1982, we amended our certificate of incorporation to create two classes of common stock, Class A common stock with one-tenth vote per share and Class B common stock with one vote per share. Under our certificate of incorporation, shares of our Class A common stock voting as a separate class have the right to elect a minimum of 25% of our board of directors and shares of our Class B common stock voting as a separate class have the right to elect the remaining directors, representing up to 75% of our board of directors, so long as there are at least 100,000 shares of Class B common stock outstanding.

        In 1982, William J. McGinley and his family controlled a majority of the Class A and Class B common stock. Since 1982, the McGinley family sold most of their Class A stock, including shares received as dividends on the Class A and Class B Stock, but continue to control a majority of the Class B stock. In January 2001, William J. McGinley died, at which time a majority of the Class B common stock passed to his estate (the "Estate") and was subsequently distributed to the Trusts in January 2002. Jane McGinley, William McGinley's wife, died in February 2003. In addition to the shares owned by the Trusts, members of William McGinley's family, including his two sons, James and Robert, and his daughter, Margaret, individually own, directly or indirectly, shares of Class B common stock. The Trusts and the McGinley family members have the ability to elect up to 75% of the members of the Methode board and to control approximately 21% of the voting power of the Class A common stock and Class B common stock on matters where both classes vote together even though the shares of Class B common stock held by the Trusts and the McGinley family members represent only approximately 2.6% of the total number of shares of our common stock outstanding. Currently, both James McGinley and Robert McGinley serve as members of our board of directors and were elected by the holders of our Class B common stock.

        In December 2001, the McGinley family approached our board of directors regarding a possible sale of the Estate's shares of Class B common stock. At a December 6, 2001 board meeting, James McGinley informed our board of directors that the Estate had been reviewing its financial condition and needs and, as a result of that review, determined that it may need to liquidate certain assets. It was noted that shares of Methode's Class B common stock were one of the primary assets of the Estate. Prior to that time, our management had already been reviewing our dual class capital stock structure. After discussion, our board of directors directed management to continue its evaluation of possible options regarding our current capital structure and the Class B common stock held by the Estate and others.

        Our management was concerned about the potential consequences to Methode and our Class A common stockholders if the Trusts decided to sell their Class B common stock, and with it control of our board of directors, to a third-party. In that regard, our management was aware that members of the McGinley family had received inquiries from one or more third-parties concerning a possible sale of their shares of Class B common stock.

        Our management met with one of these parties which served the electronics industry at its request in December 2001. During this meeting, our management learned that this party proposed to follow its purchase of the Trusts' shares of the Class B common stock with a stock for stock merger. Based on the terms proposed by the third-party, our management determined that it would be more advantageous to Methode and our Class A common stockholders for us to evaluate the repurchase of the shares of Class B common stock held by the Trusts.

        In January 2002, our senior management consulted with our outside financial advisor, Robert W. Baird & Co. ("Baird"), regarding our capital structure. On January 24, 2002, Baird made a presentation to our management regarding the benefits of eliminating the dual class capital structure and possible capitalization alternatives. Included in the presentation was a case study of five recent proposed or consummated dual class transactions: Pacificare Health Systems, BankAtlantic Bancorp, Fischer & Porter, J.M. Smucker Company, and Gartner, Inc. In these transactions, the premiums paid or proposed to be paid to the control class of stock to eliminate a dual class structure ranged from 0 to 24% of the price of the non-control stock.

        On February 21, 2002, our board of directors held a special meeting to consider a possible transaction with the Trusts regarding their Class B common stock. James McGinley and Robert McGinley did not attend the meeting. At this meeting, our board of directors discussed the possible financial ramifications to us of repurchasing the Class B common stock held by the Trusts and the consequences to us and our Class A stockholders of a sale by the Trusts of their Class B common stock to a third-party. Our board of directors also discussed whether it should attempt to sell the company and the potential value that could be realized on a sale of the company as a whole at that time. After considering the various options, our board of directors adopted resolutions creating the Special Committee, consisting solely of Class A directors, to determine whether: (i) it was in the best interests of Methode and our stockholders (other than the Trusts) to repurchase some or all of the Class B common stock owned by the Trusts, and if so, to negotiate with the Trusts the terms of such a repurchase and enter into an agreement on behalf of Methode; (ii) in connection with any transaction with the Trusts, an offer should be made to the other holders of Class B common stock, and if so, to approve on behalf of Methode the terms and conditions of such an offer; and (iii) it was in the best interests of Methode, as an alternative to a repurchase of the Class B common stock held by the Trusts, to agree with the Trusts to enter into another transaction that would result in the elimination of our dual class structure, and if so, to take all actions on behalf of Methode to enter into such transaction that the Special Committee determined to be in the best interests of Methode and our stockholders (other than the Trusts), provided, however, that if the Special Committee determined that such other transaction required the approval of the full board of directors, it would make a recommendation to the board concerning the advisability of such transaction. Pursuant to these resolutions, Warren L. Batts, George W. Wright and William C. Croft, the Class A directors at the time, were appointed as the members of the Special Committee. Mr. Croft had resigned as a special fiduciary of the Trusts shortly before his appointment to the Special Committee. Mr. Batts was appointed as the Chairman of the Special Committee. In addition, pursuant to the authorization of our board to retain such experts and advisors as the Special Committee determined necessary to carry out its responsibilities, the Special Committee retained the law firm of Morris, Nichols, Arsht & Tunnell ("Morris, Nichols") as its legal counsel and TM Capital Corp. ("TM Capital") as its financial advisor.

        On February 27, 2002, the Special Committee and its legal and financial advisors held their first meeting. As of that date, the Trusts had not made a specific proposal but had, instead, invited an offer from Methode for their Class B common stock. At the meeting, Morris, Nichols discussed the fiduciary duties of the members under Delaware law and discussed the potential advantages and disadvantages of various structures for a possible transaction. TM Capital described for the Special Committee the process that TM Capital would undertake to gather information and analyze comparable transactions. The Special Committee also discussed the timing implications of a possible transaction, including the need to receive a supplemental IRS private letter ruling concerning the effect of any possible transaction with the Trusts on a prior letter ruling concerning Methode's spin-off of Stratos Lightwave. The Special Committee concluded that any transaction with the Trusts could not be done on a basis favorable to Methode without such a revenue ruling.

        On March 14, 2002, the Special Committee again met with its legal and financial advisors. At this meeting, TM Capital made a detailed presentation to the Special Committee of information and analyses it had prepared for the Special Committee to consider in approaching its task. TM Capital discussed Methode's current capital structure, its historical financial information and future projections, the trading prices of the Class A and Class B common stock over the past three years, and the trading relationship of shares with unequal voting rights of other public companies with dual classes of stock. TM Capital discussed with the Special Committee recent acquisition transactions which it had identified involving dual class stock in which the entire company was acquired where an additional premium was paid to the control stockholders and then reviewed a list of acquisitions where no additional premium was paid to the higher vote stock. TM Capital then reviewed its analysis of recent transactions where premiums had been paid for significant ownership blocks. TM Capital explained that in those transactions, the purchaser acquired between 10% and 50% equity ownership. TM Capital indicated that the average premium was approximately 50% for the control stake, but that the premiums ranged from 100% to -6%.

        TM Capital then presented to the Special Committee certain information concerning six recent dual class restructuring transactions in which holders of a control block with superior voting rights had agreed to yield such rights in return for additional consideration in the form of securities and/or cash and which TM Capital believed were most similar to the transaction proposed with the Trusts. The companies involved in these six transactions were Continental Airlines, Inc., Dairy Mart Convenience Stores, Inc., Fedders Corporation, Pacificare Health Systems, Inc., Reinsurance Group of America, and Remington Oil and Gas Corporation. TM Capital noted that in these transactions the non-control shareholders had experienced dilution of their economic ownership in order to eliminate the superior voting power of the control block, and that an analysis of the magnitude of the dilution in each transaction would in its view provide the best way to compare transactions which had involved different capital structures. TM Capital further noted that among these six transactions the premium paid to the control shareholders tended to increase as the relative size of the control block decreased, and that such a correlation was consistent with ownership dilution serving as the principal factor in determining the size of the premium that the holder of the control block could demand.

        For these six transactions, TM Capital calculated the dilution to the non-control shareholders as ranging from 1.63% to 5.67%, with an average dilution of 3.33%. The size of the control block as a percentage of outstanding shares for these six transactions ranged from 13% to 84% of shares outstanding, all of which were larger proportions of outstanding shares than the 2.6% block which held control of Methode. Based upon TM Capital's dilution methodology, the larger proportions would be expected to result in lower percentage premiums, and the premiums paid in these comparable transactions did, in fact, exhibit that relationship, ranging from 1% to 32%. TM Capital also provided an exhibit illustrating that, given repurchase prices for the Class B common stock ranging from $11 per share to $22 per share, the ownership dilution to Methode's non-control shareholders would be below the average dilution in these comparable transactions. Finally, TM Capital provided a list of 14 recent transactions in which the control shareholders had agreed to eliminate the control aspects of a block of shares without requiring a premium.

        TM Capital also discussed with the Special Committee the differences between its analysis of the Class B common stock and the analysis previously prepared by Baird for Methode's management. In addition to listing various non-financial considerations associated with a repurchase of the Class B common stock, the Baird presentation included matrices of the impact on Methode's cash and earnings per share (accretion/dilution) at various repurchase prices. TM Capital explained that, while it and Baird both reviewed examples of dual class capital structures, TM Capital excluded certain transactions utilized by Baird that it did not feel were relevant. More importantly, Baird analyzed only the percentage premium paid to the control stockholders and did not consider the direct cost to the non-control stockholders, as measured by the equity ownership dilution, which TM Capital advised the Special Committee was important to it in reaching its conclusions regarding the level of premium that the control block of shares of Class B common stock held by the Trusts could be expected to command.

        The Special Committee determined that its proposal to the Trusts should be structured either as a direct purchase from the Trusts and the McGinley family members followed by a tender offer or a tender offer to all holders of Class B common stock, subject to the condition that a sufficient number of shares of Class B common stock were tendered so that the total number of shares of Class B common stock outstanding after the completion of the offer would be less than 100,000 shares, and a requirement that the Trusts and the McGinley family members agree to tender all of their Class B common stock. The Special Committee also determined that the proposal should contain a requirement that all amounts due under the $6 million Horizon loan be repaid from the proceeds received by the Trusts from tendering its Class B common stock in the tender offer. The Special Committee tentatively decided to make an offer to the Trusts to purchase their Class B common stock for $16.00 per share.

        The Special Committee next met on March 18, 2002. At this meeting, the Special Committee again discussed the price to be offered to the Trusts for their Class B common stock. TM Capital indicated that it could support an offer within the range of $15.84 per share to $16.80, representing a premium of 32% to 40% over the current price of the Class A common stock. TM Capital expressed its view that, as a matter of negotiating strategy, the offer should not be less than $16.00 per share to keep the Trusts in negotiations with the Special Committee and to avoid causing the Trusts and the McGinley family to seek another buyer. TM Capital also noted its view that the block of Class B common stock held by the Trusts was unique, due to its small size relative to Methode's total market value and revenues, and therefore was very valuable and could be sold for a very substantial premium to a third-party, which would not be in the best interests of Methode or its Class A common stockholders. The Special Committee and its advisors then discussed the proposed offer price and its strategy for negotiating with the Trusts. After this discussion, Mr. Batts requested that the Special Committee's advisors prepare a term sheet outlining the terms of the proposal discussed by the Special Committee other than price.

        On March 20, 2002, the Special Committee met again with its legal and financial advisors. At this meeting, counsel for the Special Committee informed the Special Committee that certain members of management believed that the McGinley family was looking for a price between $20 and $30 per share. After discussion of a draft term sheet prepared by its advisors, the Special Committee approved a term sheet for presentation to the Trusts providing for a tender offer by Methode for all of the outstanding shares of Class B common stock at a price of $16.00 per share, conditioned on (1) the tender of a sufficient number of shares of Class B common stock so that the total number of shares of Class B common stock outstanding after the completion of the offer would be less than 100,000 shares and (2) Methode's receipt of a favorable tax ruling from the IRS that the proposed transaction would not result in any adverse tax consequences to Methode or its stockholders. The proposed term sheet also required the Trusts and the McGinley family members to tender all of their Class B common stock in the tender offer, subject only to a customary "no injunction" condition, and a requirement that the Trusts cause part of the proceeds from the sale of their Class B common stock to be used to repay the entire outstanding balance of the $6 million loan from Methode to an affiliate of the Trusts. Thereafter, legal counsel to the Special Committee presented the Special Committee's proposed offer to Roy M. Van Cleave, special counsel to the Trusts. In June 2002, Mr. Van Cleave was proposed for election by the McGinley family as a Class B director and was elected to the Board in September 2002.

        On March 29, 2002, the Special Committee met with its advisors to discuss the Trusts' response to its proposal. At the meeting, Mr. Batts reported on his discussion with Robert McGinley and Mr. Croft's conversation with James McGinley regarding the Special Committee's proposal, including James McGinley's informal suggestion that a price of in excess of $30 per share would be appropriate. In addition, Morris, Nichols reported on its discussions with the Trusts' counsel regarding the proposal in which Morris, Nichols was advised that the Trusts and the McGinley family did not believe that negotiations would be mutually beneficial at this time. After these reports, the Special Committee and its advisors discussed the possibility that the Trusts and the McGinley family would pursue a sale of Methode as a whole or their control block of Class B common stock to a third-party. During this discussion, TM Capital stated that it did not believe that the McGinley family could achieve a price per share of $30 or more in a transaction involving a sale of the whole company. Following further discussion, the Special Committee asked Morris, Nichols to request additional information from the Trusts regarding its asking price and its plans concerning future negotiations with the Special Committee. During a subsequent discussion, the Trusts' special counsel indicated to Morris, Nichols that the Trusts intended to submit a counter-proposal to the Special Committee after it resolved certain tax issues.

        On May 2, 2002, the Trusts' special counsel transmitted a counter-proposal to the Special Committee's counsel. Among other things, the Trusts' counter-proposal provided that the Trusts would agree to transfer their 880,901 shares of Class B common stock to Methode in exchange for (i) Methode's forgiveness of the entire outstanding balance of principal and interest on the $6 million Horizon loan and (ii) Methode's transfer to the Trusts of 2.5 shares of Class A common stock for each share of Class B common stock.

        On May 9, 2002, the Special Committee met with its advisors to discuss the Trusts' counter-proposal. At the meeting, TM Capital informed the Special Committee that the counter-proposal had a value of approximately $35.11 per Class B share, with a dilutive effect on the equity ownership of the Class A common stock of over 6.5% and indicated that the counter-proposal was significantly in excess of any justifiable valuation for the Class B common stock held by the Trusts. After discussion, the Special Committee directed its counsel to inform the Trusts' special counsel that the proposed valuation of the Class B common stock held by the Trusts in the counter-proposal was well beyond that which could be supported by the Special Committee.

        On May 24, 2002, the Special Committee met again with its advisors. At the meeting, Morris, Nichols reported to the Special Committee, based on discussions with the Trusts' special counsel, that it had concluded that the Trusts were not willing to change their valuation premises. After discussion, the Special Committee determined that it would report to Methode's board of directors that it was unable to negotiate a transaction with the Trusts.

        On June 21, 2002, Mr. Batts, as the Chairman of the Special Committee, reported to Methode's board of directors at a board meeting that the Special Committee had been unable to negotiate an acceptable transaction for the purchase of the Class B common stock held by the Trusts.

        On July 19, 2002, special counsel for the Trusts informed Morris, Nichols that the Trusts had engaged the services of a financial advisor and wanted to reopen negotiations.

        On July 29, 2002, the Trusts' special counsel forwarded to the Special Committee's counsel a proposal for Methode to repurchase the 880,901 shares of Class B common stock held by the Trusts in exchange for (i) Methode's forgiveness of the entire outstanding balance of principal and interest on the $6 million Horizon loan, (ii) Methode's transfer to the Trusts of 3.0 shares of Class A common stock for each share of Class B common stock, and (iii) cash equal to 300% of the closing price of a share of Class A common stock on the trading date immediately preceding the public announcement of the exchange agreement for each share of Class B common stock held by the Trusts.

        On August 1, 2002, with the approval of the chairman of the Special Committee, TM Capital contacted the Trusts' financial advisor to direct him to seven transactions that TM Capital believed were most appropriate for analyzing a possible repurchase of the Trusts' shares. These transactions were the six precedent transactions previously discussed with the Special Committee in March 2002 (Continental Airlines, Inc., Dairy Mart Convenience Stores, Inc., Fedders Corporation, Pacificare Health Systems, Inc., Reinsurance Group of America, and Remington Oil and Gas Corporation) and a recent transaction involving Reader's Digest Association, Inc., which are referred to herein as the "Seven Precedent Transactions".

        On August 5, 2002, the Trusts' special counsel forwarded to the Special Committee's counsel a revised proposal for the repurchase of the Class B common stock held by the Trusts. Under the revised proposal, the Trusts would transfer to Methode their 880,901 shares of Class B common stock in exchange for (i) Methode's forgiveness of the entire outstanding balance of principal and interest on the $6 million Horizon loan, (ii) Methode's transfer to the Trusts of a certain number of shares (to be determined) of Class A common stock and (iii) an amount of cash equal to the excess of (a) 244% of the volume weighted average closing price of a share of Class A common stock for the 30 day period immediately preceding the public announcement of the exchange agreement multiplied by 880,901 over (b) the sum of the loan balance and closing price of the shares of Class A common stock transferred to the Trusts multiplied by such number of shares of Class A common stock so transferred.

        On August 8, 2002, the Special Committee again met with its financial and legal advisors. At the commencement of the meeting, Mr. Croft orally tendered his resignation as a member of the Special Committee because he had agreed to be, and had been, proposed for election as a Class B director for Methode's 2002 annual meeting by the McGinley family and thereafter did not participate in the meeting. TM Capital explained the Trusts' latest proposal and informed the Special Committee that the proposal included an exchange rate of 2.44 shares of Class A common stock for each share of Class B common stock with a method to monetize part of the consideration, and that the proposal amounted to a premium of approximately 144% for the Class B common stock and a 4.5% dilution to the Class A common stockholders.

        After discussing issues other than price that needed to be addressed for the completion of the transaction, the Special Committee agreed that its first priority was to reach agreement with the Trusts on price. After extensive discussion among the Special Committee and its advisors regarding pricing elements, including the appropriate limits on premium and equity ownership dilution, the Special Committee determined to make a counter-offer to the Trusts, using the same terms and conditions as the Special Committee had previously offered to the Trusts, at a 100% premium over the volume weighted average closing price of the Class A common stock for the 30 day period immediately preceding the signing and public announcement of an agreement. After further discussions with TM Capital regarding the choice between a stock and a cash transaction, the Special Committee decided to make the counter-offer a cash transaction. Following the meeting, the Special Committee's advisors conveyed the Special Committee's counter-offer to the Trusts through their legal and financial advisors.

        On August 9, 2002, the Trusts made a counter-offer at a 120% premium over the 30 day volume weighted average closing price of the Class A common stock, to be paid in cash in an amount equal to the outstanding principal and interest balance of the $6 million Horizon loan plus an additional $1 million with the remainder of the consideration in stock.

        On August 13, 2002, the Special Committee again met with its advisors to consider the latest counter-proposal from the Trusts. During the meeting, TM Capital recommended to the Special Committee that it negotiate with the Trusts on the basis of a fixed price rather than a floating exchange ratio due to recent declines in the price of the Class A common stock. TM Capital informed the Special Committee that the 30 day volume weighted average closing price for the Class A common stock was currently $10.23 per share and that, as a point of reference, a 100% premium would therefore represent $20.46 per share. TM Capital reviewed the equity ownership dilution associated with the prices in the range the Special Committee was considering and indicated that the dilution was approximately 2.2% at a price of $20.50 per share. TM Capital also noted that in the Seven Precedent Transactions, the equity ownership dilution ranged from 1.63% to 5.67%, with an average dilution of 3.27%.

        After discussion, the Special Committee agreed to propose that the McGinley family maintain only one director on Methode's board of directors and that the remaining Class B directors resign, although the Special Committee anticipated asking the current management directors, i.e. Messrs. Jensen and Duda, to continue to serve on Methode's board. After further discussion on price, the Special Committee directed its advisors to offer the Trusts a 100% premium to the volume weighted average closing price of the Class A common stock for the 30 trading days immediately preceding the signing and public announcement of an agreement, payable in cash or stock and contingent on there being less than 100,000 shares of Class B common stock outstanding after the tender offer.

        After the Special Committee meeting on August 13, 2002, the Special Committee's advisors communicated the Special Committee's offer to the Trusts' special counsel. The Trusts responded with a counter-proposal for a cash transaction on the same terms as the Special Committee's offer, but using a 60 trading day period instead of a 30 trading day period. In addition, the Trusts suggested that it did not have the power, as a matter of law, to implement the proposed resignation of the Class B directors.

        On August 14, 2002, the Special Committee met again with its advisors to review the Trusts' counter-proposal. At this meeting, TM Capital advised the Special Committee that the Trusts' request to use a 60 day average would produce a higher price than the 30 day average and recommended that the Trusts' counter-proposal be rejected. TM Capital also informed the Special Committee that the 30 day volume weighted average closing price was $9.90, which put the purchase price at $19.80 based on the Special Committee's latest offer. TM Capital reported that it believed a $20 stock price was the minimum number that the Trusts would accept and that going back to the Trusts with a $20 price might help bring the negotiations to a conclusion. TM Capital also informed the Special Committee that, with the approval of Mr. Batts, Mr. Robertson of TM Capital had conveyed a $20 per share offer to the Trusts' financial advisor subject to the Special Committee's approval and was waiting to hear back from the Trusts. TM Capital noted that the $20 per share price represented a 102% premium and 3.16% dilution, based on the 30 day volume weighted average closing price of $9.90 per share, which was still below the 3.27% average dilution from the Seven Precedent Transactions previously reviewed with the Special Committee. TM Capital also noted that the $20 per share price represented a 146% premium and 4.52% dilution, based on the August 14, 2002 closing price of $8.14 per share. TM Capital informed the Special Committee that it was prepared to render an opinion that the $20 per share price was fair to the Class A stockholders from a financial point of view. Mr. Wright indicated that he favored a transaction on the terms outlined by TM Capital and previously recommended by Mr. Batts.

        During August 14 and 15, 2002, the Trusts and the Special Committee, through their respective legal counsel, negotiated a non-binding term sheet containing the principal terms of a proposed transaction. On August 15, 2002, the parties executed a non-binding term sheet setting forth the terms that had been negotiated up to that point, including the agreement that Methode would commence a tender offer to the holders of all of the Class B common stock at $20 per share, subject to the conditions that sufficient shares are tendered such that less than 100,000 shares would remain outstanding after consummation of the tender offer, that no material adverse change had occurred in Methode's business, a customary no injunction condition, that Methode receive an IRS ruling that the agreement will have no adverse tax consequences to Methode or its stockholders and the resignations of certain Class B directors, the Trusts' agreement to sell their Class B common stock pursuant to the tender offer and to use a portion of the proceeds to repay the outstanding balance of the $6 million Horizon loan and to use their "best efforts" to cause the resignation or removal of certain Class B directors. Over the next three days, the Trusts and the attorney for the Special Committee negotiated the terms of a definitive agreement.

        On August 18, 2002, the Special Committee met with its advisors. Prior to the meeting, the Special Committee members were given the current draft of the purchase agreement being negotiated between the Special Committee's counsel and the Trusts' counsel and a summary prepared by the Special Committee's counsel as well as presentation materials prepared by TM Capital. At the Special Committee's request, its counsel reviewed the principal terms of the agreement. Consistent with the terms of the non-binding term sheet the Special Committee had previously discussed, the agreement contained the terms and conditions described under "Proposal to Approve the Offer—The Agreement," see page    of this proxy statement, except that the provision regarding the resignation of certain Class B directors was not agreed upon.

        Following the review of the terms of the draft purchase agreement, TM Capital reviewed with the Special Committee its presentation materials, which included its updated financial analysis and a draft opinion letter provided to the Special Committee prior to the meeting. TM Capital informed the Special Committee that a $20 per share purchase price for the Class B common stock represented a 102% premium and approximately 3.16% dilution to non-control stockholders, based on the 30 day volume weighted average closing price of Class A common stock as of August 14, 2002 of $9.90 per share. TM Capital also indicated that a $20 per share purchase price represented a 146% premium and approximately 4.52% dilution to non-control stockholders, based on the closing price for the Class A common stock on August 14, 2002 of $8.14 per share. TM Capital noted that a 3.16% dilution, based on the 30 day volume weighted average closing price, was below the 3.27% average dilution to non-control stockholders in the Seven Precedent Transactions. TM Capital also noted that the 4.52% dilution based upon the August 14, 2002 closing price in the proposed transaction with the Trusts was lower than the two highest dilutions of the Seven Precedent Transactions (5.67% in the Continental transaction and 4.91% in the Fedders transaction) and higher than the other precedent transactions. After the TM Capital presentation, Mr. Batts stated that, in his view, this was the best deal available for the Class A stockholders to achieve long term value, and Mr. Wright concurred. TM Capital advised the Special Committee that it was prepared to opine that the repurchase was fair to the Class A common stockholders from a financial point of view.

        On August 19, 2002, the Special Committee met again with its financial and legal advisors. Prior to the meeting, the Special Committee members were provided the latest version of the agreement and proposed resolutions. The Special Committee's counsel reported on the resolution of the remaining open issue as to the board composition following the consummation of the tender offer. Under the agreement, the Trusts are obligated to assist in the removal of James McGinley and Roy Van Cleave as Class B directors. The Special Committee's counsel also reviewed other changes to the agreement from the previous draft reviewed by the Special Committee, including that all parties would be obligated to use their reasonable best efforts to remove any injunction to the transaction that may be issued. TM Capital then advised the Special Committee that, as of August 19, 2002, the proposed transaction was fair to the Class A stockholders from a financial point of view. TM Capital also issued a written fairness opinion dated August 19, 2002, opining as to the fairness of the proposed transaction from a financial point of view to the Class A common stockholders, a copy of which is attached hereto as Annex B. The Special Committee's counsel then reviewed the resolutions that had been distributed to the Special Committee members. Thereafter, on a motion from Mr. Batts, seconded by Mr. Wright, the Special Committee approved and adopted the resolutions approving the agreement on the terms provided in the draft previously distributed to the Special Committee.

        Methode, the Trusts and the McGinley family members entered into the Agreement on the terms approved by the Special Committee as of August 19, 2002. A copy of the Agreement is attached as Annex A to this proxy statement.

        On September 13, 2002, a holder of 100 shares of our Class A common stock filed a derivative and class action on behalf of all holders of our Class A common stock in the Court of Chancery of the State of Delaware against Methode and certain of its directors seeking injunctive and other equitable relief with respect to Methode's proposed repurchase of its Class B common stock, as well as the $6 million loan from Methode to an entity owned by the Trusts and a split dollar insurance agreement dated August 6, 1996 between Methode and the William J. McGinley and Jane R. McGinley Irrevocable Trust (the "Action"). Among other things, the plaintiff in the Action claims that the director defendants' approval of the repurchase of the McGinley family stock at a purportedly inflated premium price through the proposed tender offer constitutes a violation of their fiduciary duties of care and loyalty to Methode and its Class A stockholders. Plaintiff also claims that the director defendants have preferred the interests of Methode's controlling stockholders and incumbent board and management over the interests of Methode and its Class A stockholders and that the McGinleys have used their dominance of Methode's board of directors to divert the opportunity to receive a control premium from Methode and the Class A stockholders to themselves. Following the filing of the Action, the Court scheduled a four day trial in the Action to commence on January 6, 2003.

        On December 26, 2002, the Special Committee held a meeting with its legal advisors and Donald Duda, President of Methode. Prior to the meeting, a draft amendment to the original agreement signed August 19, 2002 had been circulated to the Special Committee. The proposed amendment provided that Methode would agree to call a special meeting of its Eligible Class A common stockholders as soon as reasonably practicable for the purpose of obtaining their approval of the Offer by the affirmative vote of a majority of the shares of Class A common stock present or represented by proxy at the special meeting (excluding Class A shares held by the Trusts and the McGinley family members). In addition, the proposed amendment provided that if Methode fails to call a special meeting to approve the Offer or the Special Committee withdraws its recommendation in favor of the Offer, that Methode would be required to pay to the Trusts and the McGinley family members a termination fee of $150,000. After discussion among the Special Committee members and their counsel, the Special Committee approved the proposed amendment to the original agreement.

        The amendment to the original agreement was executed by Methode, the Trusts and the McGinley family members on December 26, 2002. A copy of the amendment is included as part of Annex A to this proxy statement. In light of the amendment, plaintiff and his counsel in the Action agreed to postpone the scheduled trial until after the date of the Special Meeting. Accordingly, the trial is scheduled to begin on April 28, 2003.

        On February 14, 2003, the members of the Special Committee met with their legal and financial advisors. After updating the members of the Special Committee with respect to the proposed transaction to tender for the Class B common stock of Methode, Morris, Nichols advised the Special Committee that the question for the Special Committee was whether it continued to believe that the transaction was in the best interests of Methode and its Class A stockholders and was fair to the Class A stockholders from a financial point of view and whether the Special Committee should recommend to the Class A stockholders that they approve the Offer at the special meeting.

        Thereafter, TM Capital made a presentation to the Special Committee. TM Capital advised the Special Committee that prior to the meeting TM Capital had reviewed all public releases by Methode since August 2002 and had spoken with Methode's Vice President, Corporate Finance regarding its financial results and prospects. In addition, TM Capital indicated that the closing price for the Class A stock on the day prior to the meeting was $8.60 per share as compared to $8.14 on August 14, 2002 and that the volume weighted average price per Class A share for the 30 trading days ended February 13, 2003 was $9.74 per share as compared to $9.90 per share as of August 14, 2002. TM Capital then advised the Special Committee that TM Capital was aware of no new reclassification of dual class stock transactions since August 2002 where a premium was paid to the higher vote stock and, therefore, TM Capital continued to look to the Seven Precedent Transactions discussed with the Special Committee in August 2002 in analyzing the fairness of the Offer to the Class A stockholders. TM Capital indicated that, in its opinion, the dilution analysis is the best indication of the direct cost to the Class A stockholders to eliminate control of the Board of Directors by the Class B stock. TM Capital also reminded the Special Committee that the average dilution of the Seven Precedent Transactions was 3.27%. Based on the volume weighted average price per Class A share for the 30 trading days ended February 13, 2002 of $9.74 per share, the dilution was 3.26%, as compared to 3.16% on August 19, 2002. Based upon the closing price on February 13, 2002 of the Class A stock of $8.60, the dilution was 4.11% as compared to 4.52% on August 19, 2002. TM Capital informed the Special Committee that, while the 4.11% was above the average dilution of the Seven Precedent Transactions, it was less than the two highest precedent transactions. TM Capital also advised the Special Committee that it believed that the amount of dilution was within an acceptable range. Based upon this analysis, TM Capital reconfirmed its opinion that the proposed transaction was fair to the Class A stockholders from a financial point of view. TM Capital indicated to the Special Committee that it would provide an updated written fairness opinion dated as of February 14, 2003.

        Mr. Batts stated that he continued to believe that the approximately $10.7 million premium was a fair price to pay to eliminate the control exercised by the Class B stockholders. Thereafter, the Special Committee unanimously voted to recommend the Offer to the Class A stockholders.

        On March 11, 2003, the board of directors unanimously approved the Offer and confirmed that it believes that the Offer is fair to the unaffiliated holders of our Class B common stock (i.e., holders of Class B common stock other than the Trusts, the McGinley family members and members of our board of directors holding shares of Class B common stock as to which our board made no fairness determination). At this meeting, the board of directors also approved the material terms of the settlement relating to the Action. Please read "Litigation Relating to the Agreement and the Offer" beginning on page    for more details regarding the Action and the settlement.

Opinion of the Financial Advisor to the Special Committee

        TM Capital.    TM Capital Corp., a New York and Atlanta based merchant banking and financial advisory firm, served as financial advisor to the Special Committee. As part of its investment and merchant banking business, TM Capital is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services. Since its founding in 1989, the firm has assisted numerous boards of directors and special committees in reviewing various transactions and opining as to the fairness of such transactions to certain constituents from a financial point of view.

        TM Capital Fairness Opinion.    As part of its engagement as financial advisor to the Special Committee, TM Capital was asked to render an opinion to the Special Committee with respect to the fairness of the Offer to the Class A common stockholders from a financial point of view. Attached as Annex B to this proxy statement is a copy of TM Capital's August 19, 2002 fairness opinion letter in which TM Capital opines as of the date thereof that the Offer is fair to the holders of Class A common stock from a financial point of view. In arriving at its opinion, TM Capital, among other things:

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  Reviewed Methode's Forms 10-K and related financial information for the years ended April 30, 1998 through 2002;

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  Reviewed Methode's Schedule 14A filed in connection with its Annual Meeting held September 10, 2002;

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  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Methode furnished to TM Capital by Methode;

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  Reviewed the historical market prices and trading activity for the Class A common stock and the Class B common stock for the period from January 2, 1999 to August 14, 2002;

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  Reviewed the historical market prices and trading activity for the Class A common stock and Class B common stock and compared them with that of certain publicly traded companies which TM Capital deemed to be relevant;

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  Compared the financial position and results of operations of Methode with that of certain companies which TM Capital deemed to be relevant;

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  Reviewed and analyzed the terms of transactions in which public companies with two classes of common stock were recapitalized into a single class of stock;

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  Reviewed and analyzed the terms of transactions in which public companies with two classes of stock were acquired;

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  Reviewed and analyzed premiums paid in relevant transactions in which the purchaser acquired a controlling share of the target company;

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  Reviewed the Agreement between Methode, the Trusts and the McGinley family; and

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  Conducted such other financial analyses and investigations as TM Capital deemed necessary or appropriate in arriving at its opinion.

        In preparing its opinion, TM Capital relied upon the accuracy and completeness of all information that was available to it from public sources, was supplied or otherwise made available to it by Methode, or was otherwise reviewed by it, and TM Capital did not assume any responsibility to independently verify such information. TM Capital also relied upon assurances of Methode's management that they were unaware of any facts that would make the information provided to TM Capital incomplete or misleading. TM Capital did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Methode nor was it furnished with any such evaluation or appraisal.

        Analysis Of Selected Precedent Dual Class Transactions.    In reaching its fairness opinion, TM Capital principally relied upon its analysis of seven recent dual class restructuring transactions that occurred since December 1998: Continental Airlines, Inc., Dairy Mart Convenience Stores, Inc., Fedders Corporation, Pacificare Health Systems, Inc., Reader's Digest Association, Inc., Reinsurance Group of America, and Remington Oil and Gas Corporation. TM Capital noted that in these transactions the non-control shareholders had suffered dilution of their economic ownership and that in TM Capital's view the magnitude of the dilution would provide the best way to compare transactions which had involved substantially different capital structures. TM Capital further noted that among these seven transactions the premium paid to the control shareholders tended to increase as the relative size of the control block decreased, and that in its view such a correlation was consistent with ownership dilution serving as the principal factor in determining the size of the premium.

        For these seven transactions, TM Capital calculated the dilution to the non-control shareholders as ranging from 1.63% to 5.67%, with an average dilution of 3.27%. The size of the control block as a percentage of outstanding shares for these seven transactions had ranged from 12% to 84% of shares outstanding, all larger than the 2.6% block which held control of Methode. Based upon TM Capital's dilution methodology, such larger proportions would result in lower percentage premiums than the premium to be paid in the Offer, and the premiums paid in these comparable transactions ranged from 1% to 32%. TM Capital also provided an exhibit illustrating that, based upon the volume weighted average closing price of Methode's Class A common stock for the latest 30 trading days of $9.90 per share, a repurchase of the Class B common stock at $20 per share would provide a 102% premium and would result in dilution to the Class A shareholders of 3.16%, which was below the average dilution of the comparable transactions. The exhibit also indicated that, based upon the latest closing price of $8.14 per share, the premium would be 146% and the dilution would be 4.52%, which would be lower than the dilution in two of the transactions but higher than the dilution in five of the transactions. Finally, TM Capital provided a list of 15 recent transactions in which the control shareholders had agreed to eliminate the control aspects of a block of shares without requiring a premium.

        TM Capital Updated Fairness Opinion.    On February 14, 2003, TM Capital rendered an updated opinion to the Special Committee with respect to the fairness of the proposed tender offer to the Class A common stockholders from a financial point of view. Attached as Annex C to this proxy statement is a copy of TM Capital's February 14, 2003 updated fairness opinion letter in which TM Capital confirms as of the date thereof its opinion in its August 19, 2002 letter that the proposed tender offer is fair to the holders of Class A common stock from a financial point of view.

        Pursuant to the Special Committee's engagement letter with TM Capital, Methode paid TM Capital a fee of (i) $87,500 upon execution of the retention agreement and (ii) $87,500 upon the rendering of the fairness opinion letter. Methode also agreed to reimburse TM Capital for all reasonable out-of-pocket expenses, including reasonable legal fees, incurred in connection with the retention agreement up to $20,000. Methode also agreed to reimburse TM Capital for preparation, deposition or appearance as a witness in any proceeding in connection with the retention agreement or proposed tender offer.

        If you wish to obtain a complete copy of the written materials which TM Capital provided to the Special Committee at its August 19, 2002 meeting, you may contact Innisfree toll-free at 888-750-5834 and a copy will be sent to you.

Recommendation of the Special Committee

        The Special Committee has approved the Offer, and believes that the Offer is fair to, and in the best interests of, Methode and our Class A common stockholders. The Special Committee recommends that you vote "FOR" approval of the Offer.

Reasons For the Offer

        In reaching its decision to approve the Agreement and the Offer, the Special Committee consulted with its legal and financial advisors and carefully considered the following material factors:

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  The Offer will Eliminate the McGinley Family's Control Block of our Class B Stock.    The completion of the Offer will eliminate the right of the Trusts and the McGinley family members, as a voting block of our Class B common stock, to control our board of directors. The $20 per share being paid for each share of Class B common stock in the Offer represents a premium of $10.10 per share over the $9.90 per share 30 day volume weighted average closing price of our Class A common stock prior to the public announcement of the Offer (and a premium of $    .    per share over the $    .    closing price of our Class A common stock on                        , 2003). The Special Committee believes that eliminating the control of 75% of our Board by the Class B stock for an aggregate premium of approximately $10.7 million, which represents less than 5% of the total current market capitalization of the Class A stock, will permit the holders of the Class A stock to obtain the full control premium available in any future change of control transaction involving the Company.

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  Shift of Right to Elect Majority of our Board of Directors to our Class A Stockholders.    Upon completion of the Offer and the reduction in the number of outstanding shares of Class B common stock to less than 100,000, the right to elect a majority of our board of directors will shift to our Class A stockholders from our Class B stockholders. After the completion of the Offer, our Class A common stock will retain its present right, voting as a separate class, to elect a minimum of 25% of our board of directors and will gain the right to control the election of the remaining directors through its right to cast approximately 97% of the votes to be cast in the election of these directors.

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  Reduction in McGinley Family's Voting Influence.    In addition to eliminating the McGinley family's control of our board, the Offer will reduce the voting power of the Trusts and the McGinley family members from approximately 21% to less than 1% on all other matters. As a result of their reduced voting power, the Trusts and the McGinley family members will no longer have significant influence over the outcome of matters submitted to a vote of our stockholders.

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  Closer Alignment of Economic Interests and Voting Rights.    The Offer will more closely align our stockholders' voting rights with their economic interests in our company by reducing the number of shares of Class B common stock outstanding to less than 100,000 shares, thereby reducing its overall voting power in relation to the voting power of the Class A common stock. Currently, shares of our Class A common stock represent approximately 97% of our outstanding common stock and shares of our Class B common stock represent approximately 3% of our outstanding common stock. However, shares of our Class B common stock have the right to elect a majority of our board and represent approximately 23.7% of the total voting power of our common stock on other matters. After completion of the Offer, the voting power of shares of Class B common stock will represent no more than approximately 2.8% of the total voting power of our common stock.

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  TM Capital Opinion.    TM Capital's written fairness opinions, based upon and subject to the factors and assumptions set forth therein, that the Offer is fair to the holders of Class A common stock from a financial point of view.

        The foregoing discussion of the information and factors that the Special Committee considered in making its decisions is not intended to be exhaustive but includes all material factors considered by the Special Committee. In view of the wide variety of factors considered in connection with the evaluation of the Agreement and the transactions contemplated thereby and the complexity of these matters, the Special Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the Special Committee may have given different weight to different factors.

Fairness of the Offer

        Our board of directors believes that the Offer is fair to unaffiliated holders of our Class B common stock (i.e., holders of Class B common stock other than the Trusts, the McGinley family members and members of our board of directors holding shares of Class B common stock as to which our board made no fairness determination) and has unanimously approved the Offer.

        In making its determination about the fairness of the Offer to unaffiliated holders of our Class B common stock, our board of directors consulted with its legal advisors and carefully considered the following material factors:

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  our board's knowledge of our business, financial condition and prospects;

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  the historical market prices and trading activity of our Class A common stock and the Class B common stock;

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  the premium being paid to holders of Class B common stock in the Offer over the recent historical market price for shares of Class B common stock; and

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  the terms of the Offer, which are the same as the terms negotiated by the Trusts, the largest holder of Class B common stock, for the purchase of their shares of Class B common stock, and the representation of the Trusts by their own legal and financial advisors.

        The foregoing discussion of the information and factors that our board of directors considered in making its decision is not intended to be exhaustive but includes all material factors considered by our board. In view of the wide variety of factors considered in connection with the evaluation of the Agreement and the transactions contemplated thereby and the complexity of these matters, our board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of our board of directors may have given different weight to different factors.

        The Offer is subject to the approval of a majority of the Eligible Class A common stock present in person or by proxy at the special meeting. The Offer does not require the approval of any holders of Class B common stock. We have not retained an unaffiliated representative to act solely on behalf of the holders of Class A common stock or Class B common stock for the purposes of negotiating the terms of the Offer, and we have not made any provisions to grant holders of Class A common stock or Class B common stock access to our corporate files or the ability to obtain counsel or appraisal services at our expense. There are no appraisal rights available to holders of Class A common stock or Class B common stock in connection with the Offer.

        Our board of directors unanimously approved the Offer. However, neither we, nor any of our directors or executive officers, nor any of our affiliates, nor any other person who control us, nor any of their executive officers or directors will make any recommendation to holders of Class B common stock as to whether to tender or refrain from tendering their shares of Class B common stock in the Offer. Each holder of Class B common stock must make his or her own decision as to whether to tender shares of Class B common stock and, if so, how many shares to tender.

Comparison of Stockholder Rights

        Upon completion of the Offer and the reduction in the number of outstanding shares of Class B common stock to less than 100,000, there will be a significant shift in the relative voting power of our Class A common stock and Class B common stock with respect to the election of our board of directors and other matters submitted to our stockholders for approval.

        Election of Directors.    Our board of directors currently consists of eight directors. Under our certificate of incorporation, our Class A common stock has the right to elect at least 25% of our board of directors and the Class B common stock has the right to elect the remaining directors. Accordingly, our Class A common stock currently elects two directors and our Class B common stock currently elects six directors. After completion of the Offer, our Class A common stock will have the right to elect at least 25% of our board of directors and the holders of Class A and Class B common stock voting together will have the right to elect the remaining directors (with the holders of Class A common stock entitled to cast one-tenth of a vote per share and the holders of Class B common stock entitled to cast one vote per share). Because the Class A common stock will be entitled to cast at least 97.23% of the votes to be cast in the election of directors by the two classes of common stock voting together, the holders of the Class A common stock will control the election of those directors as well as the 25% that the Class A common stock elects by itself. This change in relative voting power is illustrated in the following charts:

Pre-Offer	Post-Offer
[Pie Chart]	[Pie Chart]
Class A—25%	Class A (directly)—25%
Class B—75%	Class A (through its control of 97% of the votes cast by holders of Class A and Class B common stock)—75%

        Other Matters.    On matters other than the election of directors, our Class A common stock is entitled to one-tenth of a vote per share and our Class B common stock is entitled to one vote per share. These voting rights do not change as a result of the Offer. However, the Offer will result in a reduction in the number of outstanding shares of Class B common stock from 1,087,317 shares prior to the Offer to no more than 99,999 shares after completion of the Offer. Based on 35,089,821 shares of Class A common stock outstanding as of December 6, 2002, the reduction in the number of outstanding shares of Class B common stock as a result of the completion of the Offer will increase the relative voting power of the Class A common stock as follows:

Pre-Offer	Post-Offer
[Pie Chart]	[Pie Chart]
Class A—74.34%	Class A—97.23%
Class B—23.66%	Class B—2.77%

        Following the completion of the Offer, the rights of each holder of Class A and Class B common stock will be identical in all material respects to the rights of each holder of Class A and Class B common stock prior to the completion of the Offer, except as set forth in the following chart:

	Pre-Offer	Post-Offer
Election of Directors at Annual Meetings:	Holders of Class A common stock voting as a separate class have the right to elect at least 25% of our board of directors and the holders of Class B common stock voting as a separate class have the right to elect the remaining directors.	Holders of Class A common stock voting as a separate lass have the right to elect at least 25% of our board of directors and the holders of Class A and Class B common stock voting together as a single class will have the right to elect the remaining directors (with the holders of Class A common stock entitled to cast one-tenth of a vote per share and the holders of Class B common stock entitled to cast one vote per share).
Removal of Directors without Cause:
Holders of Class A common stock have the right to vote as a separate class on the removal without cause of any director elected by the Class A common stock. Holders of Class B common stock have the right to vote as a separate class on the removal without cause of any director elected by the Class B common stock.
Holders of Class A common stock have the right to vote as a separate class on the removal without cause of any director elected by the Class A common stock. Holders of Class B common stock have the right to vote as a separate class on the removal without cause of any director elected by the Class B common stock. Holders of Class A common stock and Class B common stock have the right to vote together as a single class on the removal without cause of any director elected by such holders (with the holders of Class A common stock entitled to cast one-tenth of a vote per share and the holders of Class B common stock entitled to cast one vote per share).
Filling vacancies on the Board of Directors:
By Stockholders: Any vacancy in the office of adirector elected by the holders of Class A common stock may be filled by a vote of such holders, voting as a separate class. Any vacancy in the office of a director elected by the holders of Class B common stock may be filled by a vote of such holders, voting as a separate class.
By Stockholders: Any vacancy in the office of a director elected by the holders of Class A common stock may be filled by a vote of such holders, voting as a separate class. Any vacancy in the office of a director elected by the holders of Class B common stock, or elected by the holders of Class A and Class B common stock, voting together as a single class, may be filled by the holders of Class A and Class B common stock voting together as a single class (with the holders of Class A common stock entitled to cast one-tenth of a vote per share and the holders of Class B common stock entitled to cast one vote per share).

By Directors: In the absence of a stockholder vote, a a vacancy in the office of a director elected by the holders of Class A common stock, voting as a separate class, may be filled by the remaining directors elected by such class. In the absence of a stockholder vote, a vacancy in the office of a director elected by the holders of Class B common stock, voting as a separate class, may be filled by the remaining directors elected by such class.
By Directors: In the absence of a stockholder vote, vacancy in the office of a director elected by the holders of Class A common stock, voting as a separate class, may be filled by the remaining directors elected by such class. In the absence of a stockholder vote, a vacancy in the office of a director elected by the holders of Class B common stock, voting as a separate class, may be filled by the remaining directors elected by such class. A vacancy in the office of a director elected by the holders of Class A and Class B common stock, voting together as a single class, may be filled by the remaining directors elected by such classes, voting together as a single class.
Filling Newly Created Directorships	By Stockholders: Stockholders may fill newly created directorships in the same manner as specified above for filling vacancies in the two classes prior to the completion of the Offer.	By Stockholders: Stockholders may fill newly created directorships in the same manner as specified above for filling vacancies in the classes of directors after completion of the Offer.

By Directors: Our certificate of incorporation provides that the board of directors may increase the number of directors, and any vacancies so created may be filled by the board of directors; provided that the board of directors may be so enlarged by the board of directors only to the extent that at least 25% of the enlarged board consists of directors elected by (i) the holders of Class A common stock or (ii) persons approved to fill vacancies created by the death, resignation or removal of persons elected by the holders of Class A common stock. The remaining directors of the enlarged board shall be elected by (1) the holders of Class B common stock or (ii) persons approved to fill vacancies created by the death, resignation or dismissal of persons elected by the holders of Class B common stock.
By Directors: Our certificate of incorporation does not specify how the provision governing the filling of newly created directorships would be applied after the completion of the Offer when holders of both classes of our stock, rather than the Class B stockholders, are entitled to elect up to 75% of our board of directors. We believe that it, and the Delaware General Corporation Law, would permit (i) the Class A directors to fill any newly created Class A directorships and (ii) the directors elected by the holders of Class A and Class B common stock, voting together as a single class, to fill any newly created directorships of directors to be elected by those two classes voting together.

        After consummation of the Offer, the previously elected or appointed Class A and Class B directors will remain in office pending the election of their successors at our 2003 annual meeting of stockholders, with the exception of Class B directors James McGinley and Roy Van Cleave, who have indicated their intention to resign from the board immediately following the consummation of the Offer. The current Class B directors have agreed to fill any vacancies in Class B directorships, including those created by the resignations of James McGinley and Roy Van Cleave, with independent directors not affiliated with the Trusts or the McGinley family. In addition, the board does not intend to increase the size of the board prior to or at our 2003 annual meeting of stockholders. Accordingly, eight directors will be elected to the board at our 2003 annual meeting of stockholders unless the size of the board is reduced following a vacancy.

Effect of the Offer on the Market for Our Class B Common Stock

        Upon completion of the Offer, the number of shares of Class B common stock outstanding and available for trading, or float, will fall below 100,000 shares and the number of holders of Class B common stock will likely be significantly reduced. These factors could adversely affect the liquidity and market value of our Class B common stock and may cause the market for our Class B common stock to be more volatile. We have also been advised by Nasdaq that our Class B common stock will no longer qualify for listing on the Nasdaq National Market after completion of the Offer. After delisting, our Class B common stock may trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient and less broad-based than the Nasdaq National Market. For these reasons, we cannot make any assurance that an active public market for our Class B common stock will remain or be sustained after the Offer or that the market price of our Class B common stock will not decline below the offer price of $20.00 per share.

        Shares of our Class B common stock are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. After delisting of our Class B common stock, such shares may no longer constitute "margin securities," in which case, our Class B common stock could no longer be used as collateral for loans made by brokers.

Registration under the Exchange Act

        Our Class B common stock is currently registered under the Exchange Act. Such registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders and the shares are not listed on a national securities exchange. We intend to apply to the SEC for termination of the registration of our Class B common stock after the Offer is completed. Termination of this registration would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder, with respect to "going private" transactions, no longer applicable to our Class B common stock. Termination of the Exchange Act registration of our Class B common stock would not affect our obligation to file annual and quarterly reports and special reports, and other information with the SEC pursuant to the Exchange Act's reporting requirements.

Possible Changes in Our Capital Structure; Plans After the Offer

        All shares of Class B common stock purchased in the Offer will be retired and not reissued. Assuming we complete the Offer and that not all of the shares of our Class B common stock are tendered in the Offer, we may in the future repurchase additional shares of Class B common stock in the open market, private transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to holders of Class B common stock than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares of Class B common stock, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer and the number of shares of Class B common stock that remain outstanding after completion of the Offer, our business and financial position and general economic and market conditions.

        We may also decide to seek stockholder approval in the future to recapitalize our Class A common stock and Class B common stock into one class of common stock through either an amendment to our certificate of incorporation to reclassify outstanding shares or through a merger in which all shares are converted into one class of common stock or we may seek to eliminate the Class B common stock in a merger or recapitalization transaction in which our Class A common stock is converted into a single class of common stock and our Class B common stock is converted into the right to receive cash or other consideration. Any such transaction may be on similar terms as, or on terms more or less favorable to holders of Class B common stock than, the terms of the Offer. The affirmative vote of a majority of the outstanding shares of Class A common stock and Class B common stock voting together would be required to approve any such merger or recapitalization transaction and an amendment to our certificate of incorporation to reclassify or alter the rights, preferences or powers of either class so as to affect them adversely would require a separate vote of the holders of such class. We cannot, however, assure you that we will seek to obtain stockholder approval to recapitalize our Class A common stock and Class B common stock into one class of common stock or to effect any of the transactions described above and, if we do so, that we will be successful in obtaining such approval.

        Except as described in this proxy statement, or as may occur in the ordinary course of our business, we currently have no plans or proposals that relate to or would result in:

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  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  a purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

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  any material change in our present dividend rate, or our present indebtedness or capitalization;

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  any change in our present board of directors or our management;

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  any other material change in our corporate structure or business;

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  any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

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  any class of our equity securities, other than the Class B common stock, becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of ours or the disposition of our securities; or

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  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control.

Source and Amount of Funds

        We expect to use approximately $15.1 million in cash to complete the Offer, net of the repayment of the Horizon promissory note described below. We intend to use our existing available cash to fund this amount. There are no material conditions to the financing.

        We expect to use approximately $21.7 million to repurchase shares of our Class B common stock pursuant to the Offer, assuming we purchase all 1,087,317 outstanding shares of Class B common stock at a purchase price of $20.00 per share.

        Pursuant to the Agreement, within two (2) business days after their receipt of the proceeds of the sale of their Class B common stock pursuant to the Offer, the Trusts have agreed to cause Horizon Farms Inc., an affiliate of the Trusts, to repay in full the principal and all accrued interest due under the Horizon promissory note, which amounted to $6,583,886 as of January 31, 2003.

Accounting Treatment

        We will account for the repurchase of our Class B common stock by decreasing our cash by approximately $21.7 million and increasing the amount shown under treasury stock on our balance sheet. Upon repayment of the Horizon note, we will increase our cash and decrease Other Assets on our balance sheet by the principal amount and all accrued interest due under the Horizon promissory note, which amounted to $6,583,886 as of January 31, 2003.

IRS Private Letter Ruling; Other Regulatory Matters

        On October 21, 2002, we submitted a request to the Internal Revenue Service, or IRS, for a supplemental private letter ruling regarding our repurchase of the Class B common stock as contemplated by the Offer. The supplemental request asked the IRS to confirm that our repurchase of the Class B common stock would not affect the private letter ruling we received in March 2001, which held that our spin-off of Stratos Lightwave, Inc was tax-free to us and our stockholders under Section 355 of the Internal Revenue Code. Additional information was provided to the IRS in December 2002, January 2003 and March 2003. We expect a decision on our ruling request by May 2003. There can be no assurance that a decision will be made by that time or that the IRS will issue a favorable ruling.

        We are not aware of any other approval or action by any governmental, administrative or regulatory authority that would be required for our repurchase of our Class B common stock as contemplated by the Offer. Should any other approval or action be required, we currently contemplate that we will seek that other approval or action. We cannot predict whether we will be required to delay the Offer pending the outcome of any such matter. There can be no assurance that any other approval or action, if needed, would be obtained.

Interests of Certain Persons

        Mr. James W. McGinley and Mr. Robert R. McGinley, who are members of our board of directors have interests in the Agreement and the Offer that are different from, or in addition to, the interests of Methode stockholders. James W. McGinley, and Robert R. McGinley, together with Margaret J. McGinley and Raymond J. Roberts, are special fiduciaries of the Trusts. James W. McGinley, Robert R. McGinley and Margaret J. McGinley are also co-trustees of the Trusts. The Trusts hold 880,901 shares of Class B common stock, representing approximately 81% of Methode's outstanding Class B common stock. Under the Agreement, the Trusts have agreed to tender all of their shares of Class B common stock in the Offer.

        The Trusts also own Horizon Farms, Inc., of which Messrs. J. McGinley and R. McGinley are officers and directors. In April 2001, Methode loaned $6 million to Horizon in connection with the Estate making certain representations to the IRS in connection with the private letter ruling obtained by Methode in connection with the Stratos Lightwave spin-off. The note receivable, which is included in other assets on Methode's balance sheet, is payable on June 30, 2003 and bears interest at a rate of 5.25% per annum. The note receivable is secured by a mortgage lien on certain real property owned by Horizon pursuant to a Mortgage and Security Agreement. Under the Agreement, within two (2) business days after their receipt of the proceeds of the sale of their Class B common stock pursuant to the Offer, the Trusts have agreed to cause Horizon to repay in full the principal and all accrued interest due under the $6 million loan due from Horizon to us, which amounted to $6,583,886 as of January 31, 2003.

        Other non-operating income for Methode for fiscal 2001 included $6.6 million from insurance proceeds of approximately $10 million related to the death in January 2001 of William J. McGinley, Methode's founder. Methode is a party to a Split-Dollar Insurance Agreement dated August 9, 1996, with the William J. McGinley and Jane R. McGinley Irrevocable Trust (the "Irrevocable Trust"). James W. McGinley, and Robert R. McGinley, each directors of Methode, together with Jane R. McGinley, Margaret J. McGinley, and other McGinley family members, are beneficiaries of the Irrevocable Trust. Pursuant to the Split-Dollar Insurance Agreement, Methode agreed to pay premiums on last survivor life insurance policies owned by the Irrevocable Trust on the lives of William J. and Jane R. McGinley. Methode has collateral assignments on the policies that entitle it to receive reimbursement at the greater of the cumulative premiums paid or the cash surrender value of the policies. As a result of the death of Jane McGinley in February 2003, insurance proceeds of approximately $    million will be paid to the Irrevocable Trust. Upon receipt of these insurance proceeds, the Irrevocable Trust is obligated to pay Methode approximately $            million.

        In addition to James McGinley and Robert McGinley, members of our board of directors own shares of our Class B and/or Class A common stock as follows: Mr. Batts—            shares of Class A common stock; Mr. Croft—            shares of Class A common stock and            shares of Class B common stock; Mr. Duda—            shares of Class A common stock; Mr. Jensen—            shares of Class A common stock; Mr. Van Cleave—            shares of Class A common stock and            shares of Class B common stock; and Mr. Wright—             shares of Class A common stock and            shares of Class B common stock. Messrs. Batts and Wright are members of the Special Committee and Mr. Croft was a member of the Special Committee until his resignation on August 8, 2002. Mr. Van Cleave acted as special counsel to the Trusts in connection with the Agreement.

        Our Chairman, William T. Jensen, our President, Donald W. Duda, and the four other members of our board of directors eligible to vote at the special meeting have agreed to vote their shares of Class A common stock proportionally in accordance with the total number of affirmative or negative votes cast by the Eligible Class A common stockholders.

Litigation Relating to the Agreement and the Offer

  General

        On September 13, 2002, a holder of 100 shares of Class A common stock filed a class action against Methode and certain of Methode's directors on behalf of all holders of our Class A common stock and derivatively on behalf of Methode in the Court of Chancery of the State of Delaware. Plaintiff alleged in the Complaint that Methode's directors breached their fiduciary duties of disclosure, care and loyalty by approving the Agreement between Methode and the Trusts and the McGinley family members pursuant to which Methode agreed, among other things, to make a tender offer for the repurchase of all of our Class B common stock at a price of $20 per share. Plaintiff further alleged in the Complaint that Methode's board approved the tender offer for the repurchase of our Class B common stock, caused Methode to enter into certain employment agreements with Methode's chairman of the board and certain of its officers and failed to disclose and misrepresented certain information in connection with Methode's 2002 proxy statement, as part of a scheme to entrench the incumbent board and management. Additionally, Plaintiff alleged in the Complaint that Methode's directors, by approving the repurchase of the Class B common stock, diverted a corporate opportunity to receive a control premium away from Methode and the Class A stockholders. Plaintiff sought, among other things, to enjoin the repurchase of the Class B common stock, as well as other equitable relief.

        On March 17, 2003, the parties in this litigation entered into a memorandum of understanding providing for the settlement of this litigation. Pursuant to the terms of the memorandum of understanding, Methode agreed, among other things, that: (i) it would only proceed with the Offer if it is approved by the affirmative vote of a majority of the Class A shares present or represented by proxy at the special meeting (excluding shares held by the Trusts and the McGinley family members); (ii) it would make certain revisions to the disclosures in this proxy statement requested by Plaintiff; and (iii) Methode would declare a special dividend of $0.04 per Class A share to the Class A shareholders within 60 days following consummation of the Offer. If the Offer is not consummated, this special dividend will not be declared or paid. The memorandum of understanding also provides for the dismissal of the Action with prejudice and release of all related claims against Methode and the director defendants. The settlement as provided for in the memorandum of understanding is contingent upon, among other things, approval by the Court.

  Challenges of Plaintiff's Expert to the Offer

        On December 17, 2002, the plaintiff in the Action supplemented his discovery responses to set forth the subjects on which his expert, Dr. Donald Puglisi ("Plaintiff's Expert"), Managing Director of Puglisi & Associates and MBNA American Professor of Business Emeritus at the University of Delaware, is expected to testify at trial. Dr. Puglisi was retained by Plaintiff to examine and comment upon the TM Capital report. According to plaintiff's supplemental discovery responses, Plaintiff's Expert has expressed his opinion that portions of TM Capital's August 2002 analysis indicate that the premium to be paid for the Class B common stock is inappropriate because, among other things, in 24 recent acquisitions of dual class stock companies identified by TM Capital, no premium was paid to the holders of the higher voting stock and, in the three acquisitions where a premium was paid to the higher voting stock, the additional premium ranged from 9.1% to 30% with an average premium of 16.4%. Considering all 27 acquisitions, the average premium was 1.82%. In addition, in the Seven Precedent Transactions utilized by TM Capital, the premiums ranged from 1% to 32%, with an average premium of 15%, and there were 15 restructuring transactions identified by TM Capital where no premium to the high voting stock was paid, which, if included, would reduce the average premium to 4.76%.

        According to plaintiff's supplemented discovery responses, Plaintiff's Expert is also of the opinion that TM Capital's dilution analysis is "unproven, flawed and skewed" because it purportedly is not a standard methodology recognized in the financial community and TM Capital has not provided any data showing that a third-party purchaser would pay the proposed premium. In that regard, Plaintiff's Expert is of the opinion that the Seven Precedent Transactions cited by TM Capital in its analysis do not show that a higher percentage premium will necessarily be paid the smaller the equity percentage represented by the control block. In some instances a higher percentage premium was paid though the equity percentage represented by the control block was larger or the same size as in other precedent transactions. Another comparison shows significantly different premiums where the percentage represented by the control block is the same.

        In addition, Plaintiff's Expert is of the opinion that a statistical regression analysis of the premiums paid to control shareholders against the control voting shares as a percentage of total shares outstanding for the Seven Precedent Transactions relied upon by TM Capital, as well as 15 other recent equity reclassification transactions with conversion ratios equal to 1.0 identified in TM Capital's analysis, indicates that the expected premium for the Class B common stock is 12.66%. Plaintiff's Expert contends that TM Capital's analysis inappropriately excludes the 15 equity reclassification transactions where the exchange ratio was 1 for 1. According to Plaintiff's Expert, inclusion of these transactions would indicate an average dilution of 1.04%.

        The Plaintiff's Expert is also of the opinion that TM Capital's analysis does not take into account the differences between Methode's dual class voting structure, where Class A Stock has voting power including the right to elect at least 25% of the Board and a majority of the votes on all other issues and the structure of the Seven Precedent Transactions where the non-control stock has no voting power or lesser voting power than the Class A Stock.

        Finally, Plaintiff's Expert is of the opinion that the TM Capital dilution analysis is based on inconsistent methods because TM Capital allegedly used a different formula to calculate the dilution in the Seven Precedent Transactions than the method it used to calculate the dilution in the proposed Methode transaction and that, if TM Capital had used a consistent methodology, the dilution would be significantly higher and would not follow the pattern TM Capital relies upon as a basis for its fairness opinion. Plaintiff's Expert is also of the opinion that while TM Capital presented the dilution for Methode using a 30 day trading period, it calculated the percentage dilution for the Seven Precedent Transactions based on the closing price of the non-control stock on the day before the announcement of those transactions. In addition, Plaintiff's Expert is of the opinion that there are no data points in TM Capital's dilution analysis where the high voting stock represents less than 12% of the equity and TM Capital's analysis is, therefore, an unsupported extrapolation that assumes the premium analysis would increase dramatically as the percentage of the equity of the high voting stock decreases below 12%. According to Plaintiff's Expert, a regression analysis of the premium to control shareholders against percentage dilution to non-control shareholders for the Seven Precedent Transactions purportedly indicates an expected premium for the Class B common stock of 19.35%. In the view of the Plaintiff's Expert, the proper regression analyses are linear. Finally, Plaintiff's Expert is of the opinion that there is no basis in the finance literature for the manner in which TM Capital derived its curved relationship between the premium to control shares and control voting shares as a percentage of total shares outstanding.

        TM Capital's Response To Plaintiff's Expert's Challenges.    In the opinion of TM Capital, the total cost to the Class A stockholders to eliminate the control block is the proper measure of fairness to the Class A stockholders. In arriving at its fairness opinion, TM Capital analyzed the cost to the Class A stockholders by examining the equity dilution at various premium levels and comparing that dilution to the Seven Precedent Transactions in which the control shares were repurchased or restructured.

        In addition, TM Capital does not believe Plaintiff's Expert's focus on the acquisitions of entire companies and control blocks where no premium or a reduced premium was paid to the controlling shareholders is relevant to TM Capital's analysis of fairness to the Class A stockholders. While TM Capital included this information in its materials to the Special Committee for informational purposes, in this circumstance, the McGinley family was not willing to sell its control of Methode without receiving a premium. Accordingly, in order to analyze the fairness of the proposed tender offer, TM Capital looked at precedent transactions in which the control shareholders were paid a premium.

        With regard to Plaintiff's Expert's claim as to TM Capital's inconsistent use of a 30 day average in calculating dilution in the Methode transaction versus single day pricing for the Seven Precedent Transactions, it should be noted that in six of the seven precedent transactions, the premium received by the control stock was an exchange of lesser voting or other shares expressed as an exchange ratio. Therefore, the dilution to the non-control stockholders would be the same whether calculated over a 30-day average or a single day. In the one precedent transaction where the control stockholders received cash, Pacificare Health Systems, Inc., the price represented a 14.91% premium over the volume weighted average closing price for the 30 days prior to the announcement and resulted in 1.88% dilution to the non-control stock as compared to a 12.71% premium and 1.63% dilution using the closing price on the day prior to the announcement. Consequently, had TM Capital made the change proposed by the Plaintiff's Expert, the calculation of dilution in the Seven Precedent Transactions would have been greater, not less.

        Finally, TM Capital believes that Plaintiff's Expert's regression analyses are flawed because the Plaintiff's Expert's regression analyses are based on a linear relationship instead of a curved relationship assumed by TM Capital. In addition, the equity dilution or cost to Class A stockholders of the Offer under the alternative method utilized by Plaintiff's Expert is less than the average dilution in the Seven Precedent Transactions.

Fees and Expenses

        We have retained Innisfree to act as our proxy solicitor in connection with this proxy statement and intend to retain a dealer manager and information agent in connection with the Offer. These parties will receive reasonable and customary compensation for their services. We will not anticipate paying any fees or commissions to brokers, dealers or other persons (other than fees to the dealer manager and the information agent as described above) for soliciting tenders of shares pursuant to the Offer.

        The fees and expenses to be incurred and paid by us in connection with the negotiation of the Agreement and the Offer are estimated as follows:

Proxy Solicitor Fees	$10,000
Information Agent and Depository Fees	$21,000
Financial Advisory Fees	$175,000
Legal Fees	$325,000
Printing	$4,000
Filing Fees	$2,000
Miscellaneous	$10,000
Total	$547,000

MARKET PRICE DATA; DIVIDENDS

        Our Class A common stock and Class B common stock are listed for trading on the Nasdaq National Market under the symbols "METHA" and "METHB." The following table sets forth the high and low sales prices for the periods indicated as reported on the Nasdaq Stock Market. All amounts are adjusted for the spin-off of Stratos Lightwave, Inc. in April 2001.

	Class A Stock Price		Class B Stock Price
	High	Low	High	Low
Fiscal Year ending April 30, 2003
First Quarter	$12.86	$7.75	$13.25	$8.25
Second Quarter	10.80	6.25	19.44	8.50
Third Quarter	11.27	8.58	19.27	18.06
Fourth Quarter (through March 10, 2003)	9.37	8.29	19.01	18.50
Fiscal Year ended April 30, 2002
First Quarter	$9.50	$5.56	$13.70	$6.75
Second Quarter	9.69	6.29	10.10	6.01
Third Quarter	9.79	6.81	10.25	7.00
Fourth Quarter	12.81	8.16	12.70	9.09
Fiscal Year ended April 30, 2001
First Quarter	$21.16	$11.23	$21.71	$11.84
Second Quarter	23.22	11.97	23.49	12.69
Third Quarter	14.69	5.92	11.65	6.20
Fourth Quarter	9.03	4.68	8.72	5.07

        On August 20, 2002, the last day on which our Class A common stock traded before the public announcement of the Offer, the closing price of our Class A common stock as reported on the Nasdaq National Market was $9.05. On August 14, 2002, the last day on which our Class B common stock traded before the public announcement of the tender offer, the closing price of our Class B common stock as reported on the Nasdaq National Market was $8.50.

        On                        , 2003, the closing price of our Class A common stock and Class B common stock as reported on the Nasdaq National Market was $            and $            , respectively. We urge stockholders to obtain current market quotations for our Class A common stock and Class B common stock.

        We pay dividends quarterly and for fiscal years 2003, 2002 and 2001, quarterly dividends were paid at an annual rate of $0.20 on both the Class A Shares and Class B common stock. On March 11, 2003, our board of directors declared a dividend of $0.05 per share of Class A common stock and Class B common stock, payable on April 30, 2003, to holders of record on April 15, 2003.

        We expect to continue our policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and financial conditions.

SECURITY OWNERSHIP

Five Percent Stockholders

        The following table sets forth information regarding all persons known to be the beneficial owners of more than 5% of Methode's voting securities as of February 14, 2003 (except as set forth in the relevant footnotes).

Name and Address of Beneficial Owner	Title of Class	Number of Shares and Nature of Beneficial Ownership(1)	Percent of Class
Barclays Global Investors, N.A. (2) 45 Fremont Street San Francisco, California 94105	Common Stock Class A	3,027,089	8.63
T. Rowe Price Associates, Inc. (3) 100 East Pratt Street Baltimore, Maryland 21202	Common Stock Class A	2,873,700	8.2
The William J. McGinley Marital Trust No. 1 (4) c/o Louis S. Harrison Lord Bissell & Brook 115 South LaSalle Street Chicago, Illinois 60603	Common Stock Class B	87,277	8.0
The William J. McGinley Marital Trust No. 2 (4) c/o Louis S. Harrison Lord Bissell & Brook 115 South LaSalle Street Chicago, Illinois 60603	Common Stock Class B	793,624	73.0
James W. McGinley c/o Louis S. Harrison Lord Bissell & Brook 115 South LaSalle Street Chicago, Illinois 60603	Common Stock Class B	891,171(5)(6)	81.0
Margaret J. McGinley c/o Louis S. Harrison Lord Bissell & Brook 115 South LaSalle Street Chicago, Illinois 60603	Common Stock Class B	908,184(5)	82.6
Robert J. McGinley c/o Louis S. Harrison Lord Bissell & Brook 115 South LaSalle Street Chicago, Illinois 60603	Common Stock Class B	914,211(5)	83.2

Raymond J. Roberts c/o Louis S. Harrison Lord Bissell & Brook 115 South LaSalle Street Chicago, Illinois 60603	Common Stock Class B	887,101(5)	81.6

(1)
Beneficial ownership arises from sole voting and investment power unless otherwise indicated by footnote.

(2)
Based solely on a Schedule 13G filed by Barclays Global Investors, N.A. ("Barclays") with the SEC on February 12, 2003. According to the Schedule 13G, the shares reported are held by Barclays and Barclays Global Fund Advisors in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)
Based solely on an Amendment to Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC on February 4, 2003. According to the Schedule 13G, Price Associates is deemed the beneficial owner of 2,893,700 shares, having sole voting power over 734,400 shares and sole investment power over all 2,893,700 shares. These securities are owned by various individuals and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
Voting and investment power are shared by the special fiduciaries of this trust. See note (5) below.

(5)
Includes 87,277 shares of Class B common stock held by the William J. McGinley Marital Trust No. 1 and 793,624 shares of Class B common stock held by the William J. McGinley Marital Trust No. 2, as to which Ms. M. McGinley and Messrs. J. McGinley, R. McGinley and Roberts are special fiduciaries and share voting and investment power. Each of the special fiduciaries specifically disclaims beneficial ownership of all shares owned by the other special fiduciaries other than in their respective capacity as special fiduciary under the William J. McGinley Marital Trust No. 1 and No. 2. Also includes 10,002 shares of Class B common stock held by the Jane R. McGinley Trust dated September 18, 2001, as to which Ms. M. McGinley and Messrs. J. McGinley, R. McGinley are co-trustees and share voting and investment power.

(6)
Includes 268 shares of Class B Common Stock held by his wife.

Executive Officers and Directors

        The following table sets forth information regarding Methode's Class A and Class B common stock beneficially owned as of                        , 2003 by (i) each director, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Title of Class	Number of Shares and Nature of Beneficial Ownership(1)	Percent of Class
Warren L. Batts	Common Stock Class A Class B	— —	— —
William C. Croft	Common Stock Class A Class B	— —	— —
Donald W. Duda	Common Stock Class A Class B	— —	— —
William T. Jensen	Common Stock Class A Class B	— —	— —
James W. McGinley	Common Stock Class A Class B	— —	— —
Robert R. McGinley	Common Stock Class A Class B	— —	— —
Roy M. Van Cleave	Common Stock Class A Class B	— —	— —
George C. Wright	Common Stock Class A Class B	— —	— —
Douglas A. Koman	Common Stock Class A Class B	— —	— —
Robert J. Kuehnau	Common Stock Class A Class B	— —	— —
James F. McQuillen	Common Stock Class A Class B	— —	— —
All current directors and executive officers as a group (11 individuals)	Common Stock Class A Class B	— —	— —

*
Percentage represents less than 1% of the total shares of the respective class of common stock outstanding as of            , 2003.

(1)
Beneficial ownership arises from sole voting and investment power unless otherwise indicated in the table entitled "Nature of Indirect Beneficial Ownership as of            , 2003" on the following page.

Nature of Indirect Beneficial Ownership as of , 2003
Beneficial Owner	Class A Shares Subject to Options Exercisable within 60 Days	As Special Fiduciary of the William J. McGinley Trusts (1)		By Family Members		As Co-Trustee		In Retirement Plans
		Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Warren L. Batts
William C. Croft
Donald W. Duda
William T. Jensen
James W. McGinley
Robert R. McGinley
Roy M. Van Cleave
George C. Wright
Douglas A. Koman
Robert J. Kuehnau
James F. McQuillen
All current directors and executive officers

(1)
Shares of Class A common stock are held by the William J. McGinley Marital Trust No. 2 and the William J. McGinley Irrevocable Trust, of which James W. McGinley and Robert R. McGinley, among others, are special fiduciaries sharing voting and investment power with respect to such shares. Shares of Class B common stock are held by the William J. McGinley Marital Trust No. 1 and No. 2, of which James W. McGinley and Robert R. McGinley, among others, are special fiduciaries sharing voting and investment power with respect to such shares.

        Based on our records and on information provided to us by our directors and executive officers, neither we nor any of our directors and executive officers, or any of our other affiliates or subsidiaries has effected any transactions involving our Class B common stock during the 60 days prior to the date hereof, other than the following transactions:

  •
  On February 16, 2003, James W. McGinley and Robert R. McGinley became co-trustees and direct beneficiaries under the Trusts as to 880,901 shares of Class B common stock as a result of the death of Jane R. McGinley.

  •
  On February 16, 2003, James W. McGinley and Robert R. McGinley became co-trustees and direct beneficiaries under the Jane R. McGinley Trust dated September 18, 2001 as to 10,002 shares of Class B common stock as a result of the death of Jane R. McGinley.

ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.methode.com. The information contained in our website is not incorporated in this proxy statement by reference and you should not consider it a part of this proxy statement.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates important business and financial information about us that is not included in or delivered with this proxy statement. This proxy statement incorporates by reference the documents set forth below that have previously been filed with the SEC:

  •
  our annual report on Form 10-K for the fiscal year ended April 30, 2002;

  •
  our proxy statement on Schedule 14A, dated August 10, 2002, for our 2002 annual meeting of stockholders; and

  •
  our quarterly reports on Form 10-Q for the fiscal quarters ended July 31, 2002, October 31, 2002 and January 31, 2003.

        We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the special meeting. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number: Methode Electonics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706-4548, toll-free 1-877-316-7700, attention Investor Relations.

        If you would like to request documents, including any documents we may subsequently file with the SEC before the special meeting, please do so by                        , 2003 so that you will receive them before the special meeting.

FORWARD LOOKING STATEMENTS

        This proxy statement contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will" and "should." These forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to:

  •
  Our dependence on two large automotive customers and specific makes and models of automobiles. Therefore, our financial results will be subject to many of the same risks that apply to the automotive industry, such as general economic conditions, interest rates and consumer spending patterns.

  •
  A significant portion of the balance of our business relates to the computer and telecommunication industries which are subject to many of the same risks facing the automotive industry as well as fast-moving technological change. These industries are currently experiencing a severe economic downturn.

  •
  Various legal claims incidental to our business, including those arising out of alleged defects, breach of contracts, product warranties, employment-related matters and environmental matters.

  •
  The current political and economic situation could result in higher levels of inflation than anticipated, and we may not be able to realize cost reductions, productivity improvements or price increases which are substantial enough to counter the inflationary impact. In the event that severe economic recession occurs, business failures by key customers or significant reductions in consumer demand for automobiles and other products which incorporate our products could have a significant adverse impact on our profitability.

  •
  Economic turmoil and currency fluctuations could increase our risk from currency exchange rates and devaluations, as well as increase the potential loss in value of our investments in our foreign businesses. Political and economic turmoil in the countries in which we operate our businesses can have a significant impact on our operating profits.

  •
  Other factors which may result in materially different results for future periods include actual growth in our various markets; operating costs; delays in development, production and marketing of new products; and other factors set forth from time to time in our reports filed with the Securities and Exchange Commission.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We undertake no obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

OTHER MATTERS

Independent Public Accountants

        A representative of Ernst & Young LLP will be present at the special meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Stockholder Proposals

        All stockholder proposals to be presented at Methode's annual meeting to be held in 2003 must be received by Methode by April 14, 2003 in order to be considered for inclusion in Methode's proxy statement relating to the 2003 annual meeting. If a stockholder intends to present a proposal at the 2003 annual meeting but does not intend to have such proposal included in Methode's proxy statement, Methode must receive notice of such proposal prior to June 27, 2003 in order to be considered "timely." If notice of such proposal is not received prior to June 27, 2003, the proposal shall be deemed "untimely" and Methode will have the right to exercise discretionary voting authority with respect to such proposal. These notices should be directed to the Secretary of Methode Electronics, Inc. at 7401West Wilson Avenue, Chicago, Illinois 60706.

Other Business

        The Board of Directors knows of no other business that will be presented at the special meeting. Should any other business come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

By order of the Board of Directors
William T. Jensen Chairman
Chicago, Illinois , 2003

ANNEX A

AGREEMENT

        This AGREEMENT (the "Agreement"), dated as of August 19, 2002, is made by and among Methode Electronics, Inc., a Delaware corporation (the "Company"); Marital Trust No. 1 and Marital Trust No. 2 each created under the William J. McGinley Trust (the "Trusts"); Jane R. McGinley, Margaret J. McGinley, James W. McGinley, and Robert J. McGinley (individually, a "Stockholder" and collectively with the Trusts, the "Stockholders").

RECITALS:

        WHEREAS, a special committee (the "Special Committee") of the Company's board of directors has authorized the Company to make a tender offer (the "Offer") to purchase all of the issued and outstanding shares of the Company's Class B common stock, par value $0.50 per share (the "Class B Stock"), at a price of no less than $20 per share net to the seller in cash, subject to adjustment as provided in Section 8(e) hereof (the "Offer Price");

        WHEREAS, the Stockholders are the record and beneficial owners of those shares of Class B Stock set forth opposite the Stockholder's name on Exhibit A attached hereto (as may be adjusted from time to time pursuant to Section 8(e) hereof, the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to make the Offer, the Company, as authorized by the Special Committee has required that the Stockholders enter into this Agreement; and as an inducement to the Company to make the Offer, the Stockholders have agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

        Section 1.    The Offer.

        (a)  Subject to terms and conditions hereof, the Company agrees to commence the Offer as promptly as practicable, and in any event within ten (10) business days, after the Company's receipt of the Supplemental Ruling (as defined in Section 5(a) below). The Company's obligations to accept for payment and to pay for shares of Class B Stock validly tendered pursuant to the Offer on or prior to the expiration of the Offer and not withdrawn shall be subject only to (i) there being validly tendered and not withdrawn prior to the final expiration of the Offer that number of shares of Class B Stock such that the total number of shares of Class B Stock outstanding after the completion of the Offer would be less than 100,000 shares (the "Minimum Condition") and (ii) the other conditions set forth in Exhibit B hereto.

        (b)  The Company expressly reserves the right to modify the terms of the Offer, except that the Company shall not: (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, or (iii) impose additional conditions or modify any of the conditions set forth in Exhibit B hereto in any manner adverse to the holders of shares of Class B Stock.

        (c)  Except as prohibited by law, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Chicago, Illinois office of Lord, Bissell & Brook at 10:00 a.m. on the first business day immediately following the expiration of the Offer. Except as prohibited by law, at the Closing, the Company shall pay for the Subject Shares validly tendered by wire transfer in immediately available funds to accounts designated in writing by the Stockholders at least five (5) business days prior to the Closing.

        Section 2.    Agreements of the Stockholders.

        (a)    Agreement to Tender.    Each Stockholder hereby agrees to (i) validly tender promptly, and in any event no later than the tenth business day following the commencement of the Offer, or if the Stockholder has not received the offering materials by such time, within two business days following receipt of such materials, pursuant to the Offer and (ii) not withdraw any of the Subject Shares. Each Stockholder shall receive the same offer price received by the other stockholders of the Company in the Offer with respect to the shares of Class B Stock tendered by it. The Company's obligation to accept for payment and pay for the shares of Class B Stock tendered in the Offer pursuant to this Agreement shall be subject to all the terms and conditions of the Offer and this Agreement.

        (b)    Stockholder Information.    Each Stockholder hereby agrees to permit the Company to publish and disclose in the Offer documents its identity and ownership of shares of Class B Stock and the nature of its commitments, arrangements and understandings under this Agreement. Each Stockholder and its counsel shall be given a reasonable opportunity to review and comment on the Offer documents before the filing thereof with the Securities and Exchange Commission (the "SEC").

        (c)    No Inconsistent Agreements.    Except as contemplated by this Agreement, each Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action that would in any way restrict, limit, interfere with or frustrate the performance of its obligations hereunder or the transactions contemplated hereby or the completion of the transactions contemplated hereby.

        (d)    No Transfer of Subject Shares.    Each Stockholder agrees not to transfer (except as otherwise provided herein) record ownership or beneficial ownership (or both) of any Subject Shares or any interest therein, without the Company's prior written consent. For the purposes of this Agreement, the term "transfer" and the like means any sale, assignment, grant, transfer, gift, pledge, creation of a lien or other disposition of any Subject Shares or any interest of any nature therein. At the Company's request, each Stockholder shall present to the Company the stock certificates representing its Shares for placing an appropriate legend concerning the restrictions on transfer imposed hereby.

        (e)    No Solicitation.    Except in an authorized capacity as a director of the Company or in the performance of duties as a director of the Company, each Stockholder agrees that it shall not, nor shall it authorize or knowingly permit any of its advisors or representatives to, (i) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal to sell or otherwise transfer any of the Subject Shares, or (ii) solicit, initiate or knowingly facilitate or encourage any tender or exchange offer involving the Company or its capital stock or any proposal for, or indication of interest in a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

        (f)    Alternative Transaction Structure.    In the event that the Offer is not completed prior to the End Date as a result of the failure to satisfy the Minimum Condition, the Stockholders agree to cooperate with the Company and support an alternative transaction structure so long as such alternative transaction would be consummated no later than the End Date and the Stockholders would receive cash consideration equal to the Offer Price. Such cooperation and support would include, without limitation, voting in favor of a merger transaction in which the holders of the Class B Common Stock would receive cash consideration equal to the Offer Price.

        Section 3.    Representations and Warranties of the Company.

        In order to induce the Stockholders to enter into this Agreement, the Company hereby represents and warrants to each Stockholder as follows:

        (a)    Corporate Power and Authority.    The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Stockholder) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (ii) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

        (b)    Capitalization.    As of the date of this Agreement, the Company's authorized capital stock consists solely of (i) 50,000 shares of Series A, junior participating preferred stock, par value $100 per share (the "Preferred Stock"), (ii) 100,000,000 shares of Class A common stock, par value $0.50 per share (the "Class A Stock"), and (iii) 5,000,000 shares of Class B Stock. As of July 24, 2002, (i) no shares of Preferred Stock were issued and outstanding, (ii) 35,076,819 shares of Class A Stock were issued and outstanding, and (iii) 1,087,317 shares of Class B Stock were issued and outstanding.

        (c)    Conflicts; Consents and Approvals.    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Company's Restated Certificate of Incorporation, as amended, or By-laws; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any party to terminate, accelerate, modify or call a default under, or result in the creation of any encumbrance upon any of the Company's properties or assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party; (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company; or (iv) other than the required filings with the SEC, require any action or consent or approval of, or review by, or registration or material filing by the Company with, any third-party or any local, state or federal court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, except, with respect to clauses (ii), (iii) and (iv), as would not have a material adverse effect on the Company.

        (d)    Litigation.    As of the date hereof, to the Company's knowledge, there are no actions, suits or proceedings pending against the Company (or any of its properties, rights or franchises), at law or in equity, or before any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other governmental authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

        Section 4.    Representations and Warranties of the Stockholders.

        In order to induce the Company to enter into this Agreement, each Stockholder represents and warrants to the Company as follows:

        (a)    Title to Subject Shares.    Each Stockholder is the record and/or beneficial owner of the Subject Shares listed opposite such Stockholder's name on Exhibit A hereto and has full and unrestricted power to dispose of and to vote such Subject Shares. The Subject Shares and the certificates representing the Subject Shares are now and at all times during the term hereof will be held by each Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, adverse claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (including any contractual restriction on the right to vote, sell or otherwise dispose of such Subject Shares), except for any such encumbrances or proxies arising hereunder.

        (b)    Authority.    Each Stockholder has the necessary and sufficient right and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by it has been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by each Stockholder and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of each such Stockholder, enforceable against it in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (ii) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

        (c)    Conflicts; Consents and Approvals.    With respect to each Stockholder, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not: (i) conflict with, or result in a breach of any provision of or, constitute a default under, its trust agreement, if applicable; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any party to terminate, accelerate, modify or call a default under, or result in the creation of any encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which it is a party; (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it; or (iv) require any action or consent or approval of, or review by, or registration or material filing by it with, any third-party or any local, state or federal court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority except, with respect to clauses (ii), (iii) and (iv), as would not have a material adverse effect on such Stockholder.

        (d)    Litigation.    As of the date hereof, to the knowledge of each Stockholder, there are no actions, suits or proceedings pending against such Stockholder (or any of its properties, rights or franchises), at law or in equity, or before any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other governmental authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

        (e)    Adequate Access.    Each Stockholder acknowledges that the Company has provided it with adequate access to financial and other information concerning the Company and that it has been afforded the opportunity to ask such questions and receive such other information from Company representatives as it deems necessary in order to evaluate whether to enter into this Agreement.

        Section 5.    Additional Covenants.

        (a)    Supplemental IRS Private Letter Ruling.    The Company shall use its reasonable efforts to promptly apply for and obtain a supplemental private letter ruling from the Internal Revenue Service ("IRS") that the Offer and the transactions contemplated by this Agreement will not adversely affect the Company's ability to rely on the private letter ruling received by the Company from the IRS with respect to its distribution of shares of Stratos Lightwave, Inc. to its stockholders in April 2001 (the

"Supplemental Ruling"). The Company agrees to promptly notify the Stockholders in writing if it determines that it will be unable to obtain the Supplemental Ruling.

        (b)    Horizon Loan.    Within two (2) business days after their receipt of the proceeds of the sale of its shares of Class B Stock pursuant to the Offer, the Trusts shall cause Horizon Farms Inc. ("Horizon") to repay in full the principal amount and all accrued interest due under that certain Promissory Note dated April 15, 2001 between the Company and Horizon in the principal amount of $6 million.

        (c)    Director Resignations.    Prior to the completion of the Offer, the Trusts shall use its reasonable best efforts to cause James W. McGinley and Roy Van Cleave to resign from the Company's board of directors or, at the Company's request, shall take all lawful action, including the execution and delivery of a written consent, to remove such directors, in each case, effective as of receipt of the Offer Price for the Subject Shares by the Stockholders at the Closing.

        Section 6.    Conditions Precedent.

        (a)    Conditions to the Company's Obligations.    The obligations of the Company to complete the Offer shall be subject to the satisfaction of the conditions set forth on Exhibit B hereto.

        (b)    Conditions to the Stockholders' Obligations.    The obligations of each Stockholder under this Agreement shall be subject to the condition that no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the Stockholders from tendering the Subject Shares pursuant to the Offer or otherwise performing its obligations under this Agreement shall be in effect; provided, however, that the Stockholders shall use reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

        Section 7.    Termination.

        (a)    Termination.    Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the completion of the Offer:

            (i)  By mutual written consent of the Company (as approved by the Special Committee) and the Trusts;

          (ii)  By the Company if any of the conditions set forth in Section 6(a) shall not have been satisfied, and shall not have been waived by the Company (as approved by the Special Committee);

          (iii)  By the Trusts if the condition set forth in Section 6(b) shall not have been satisfied, and shall not have been waived by the Trusts; or

          (iv)  By the Company or the Trusts if the Offer has not been completed by the Company on or prior to March 31, 2003 (the "End Date");

provided, however, that the right to terminate this Agreement under clauses, (ii), (iii) and (iv) above shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Offer to be completed prior to such date.

        (b)    Notice of Termination.    In the event of termination by the Company or the Trusts pursuant to this Section 7, written notice thereof shall forthwith be given to the other party or parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

        (c)    Termination Fee.    In the event that this Agreement is terminated by the Company pursuant to Section 7(a)(ii) due to the fact that an event or circumstance described in Subsection (b) of Exhibit B hereto has occurred, then, in such event, the Company shall pay to the Stockholders (in proportion to the number of shares of Class B Stock held by each as described on Exhibit A hereto) within five (5) business days after such termination a fee of U.S.$400,000 in the aggregate, which amount shall be payable in immediately available funds.

        (d)    Effect of Termination.    If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7, this Agreement shall become void and of no further force and effect except as provided in Section 7(c) above. Nothing in this Section 7 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

        Section 8.    Other Provisions.

        (a)    Counterparts.    This Agreement may be executed via facsimile or original signatures in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

        (b)    Entire Agreement.    This Agreement (including the exhibits attached hereto) constitutes the entire agreement among the parties and supersedes all prior agreements, understandings, arrangements or representations by or among the parties, written and oral, with respect to the subject matter hereof.

        (c)    Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

        (d)    Specific Performance.    The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief.

        (e)    Certain Events.    In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting shares of Class B Stock, the number of Subject Shares and the Offer Price shall be adjusted appropriately.

        (f)    Amendment.    This Agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto and, in the case of the Company, approved by the Special Committee.

        (g)    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by fax or like transmission and on the next business day when sent by Federal Express or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	Methode Electronics, Inc. 7401 West Wilson Avenue Chicago, Illinois 60706-4548 Attention: Chief Executive Officer Fax: (708) 867-3288 Tel: (708) 867-6777
with copies to:	Morris, Nichols, Arsht & Tunnell 1201 North Market Street Wilmington, Delaware 19801 Attn: John F. Johnston, Esq. Fax: (302) 425-4678 Tel: (302) 575-7203
If to the Stockholders:	c/o James W. McGinley 7444 West Wilson Avenue Chicago, Illinois 60706-4548 Fax: (708) 867-5884 Tel: (708) 867-9600
with a copy to:	Roy Van Cleave, Esq. 65 W. Jackson Blvd Chicago, Illinois 60604-3598 Fax: (312) 354-8354 Tel: (312) 720-5408

        (h)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        (i)    Fees and Expenses.    Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

        (j)    Public Announcements.    The Company and the Trusts agree to consult with each other before issuing any press release or making any other public announcement with respect to this Agreement, except as may be required by applicable law or the Company's listing agreement with Nasdaq.

        (k)    Further Assurances.    From time to time, at the other party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        (l)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

        (m)    Governing Law; Consent to Jurisdiction.    This Agreement shall be governed by the laws of the State of Illinois, without giving effect to the conflict of laws principles thereof. Each party irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby irrevocably waives any right it may have to personal service of summons, complaint, or other process in connection with any proceeding commenced in any such court and agrees that service may be made by registered or certified mail addressed to such party and sent in accordance with the provisions of Section 8(g) hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

METHODE ELECTRONICS, INC.
By:	/s/ Donald W. Duda
Name:	Donald W. Duda
Title:	President
STOCKHOLDERS
Marital Trust No. 1 and Marital Trust No. 2 Created under the William J. McGinley Trust
By:	Bank One, as successor co-trustee of Marital Trust No 1 and Marital Trust No. 2 created under the William J. McGinley Trust
	By:	/s/ Mike Lathi
	Its:	Vice President and Trust Officer
By:	/s/ Jane R. McGinley Jane R. McGinley, as co-trustee of Marital Trust No 1 and Marital Trust No. 2 Created under the William J. McGinley Trust
/s/ Jane R. McGinley Jane R. McGinley
/s/ Margaret J. McGinley Margaret J. McGinley
/s/ James W. McGinley James W. McGinley
/s/ Robert R. McGinley Robert R. McGinley

EXHIBIT A

Stockholder Name	Number of Class B Shares Held of Record and/or Beneficially
Marital Trust No. 1 and Marital Trust No. 2 Created under the William J. McGinley Trust	880,901
Jane R. McGinley	890,902	(1)
Margaret J. McGinley	898,182	(1)
James W. McGinley	881,169	(1)(2)
Robert J. McGinley	904,209	(1)

(1)
Includes 87,277 shares held by the William J. McGinley Marital Trust No. 1 and 793,624 shares held by the William J. McGinley Marital Trust No. 2.

(2)
Includes 268 shares held by his wife.

EXHIBIT B

        Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if (i) the Minimum Condition shall not have been satisfied, or (ii) at any time prior to the time of payment for any shares, any of the following events or circumstances shall have occurred and be continuing:

        (a)  The Company has not received the Supplemental Ruling or such ruling shall not be in full force and effect as of the completion of the Offer.

        (b)  There shall not have been any change, circumstance or event outside the ordinary course of business caused, directly or indirectly, by, or resulting, directly or indirectly, from any action or inaction by any person other than the Company that individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, properties, liabilities, operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

        (c)  There has been threatened, instituted or pending before any court, authority, agency or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which, directly or indirectly prohibits or makes illegal or otherwise directly or indirectly restrains or prohibits the Offer, the acceptance for payment of, or payment for, any of the shares by the Company; provided, however, that the Company shall use reasonable efforts to prevent the entry of any such judgment, injunction or other order and to appeal as promptly as possible any judgment, injunction or other order that may be entered.

        (d)  There shall have occurred and continues to exist: (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or (iii) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States.

        (e)  The Company shall not have sufficient legally available funds from which the Class B Stock tendered in the Offer may lawfully be purchased.

        The conditions referred to above are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any condition, and may be waived by the Company, in whole or in part, at any time and from time to time in the Company's sole discretion. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

Amendment to the Agreement
dated August 19, 2002

        This Amendment ("Amendment") to the Agreement dated as of August 19, 2002 ("Agreement"), is made as of December 26, 2002 by and among the Company and the Stockholders. All capitalized terms herein shall have the meaning set forth in the Agreement.

        WHEREAS, the Company and its directors as of August 19, 2002 are defendants in a certain lawsuit filed in Delaware Chancery Court (C.A. No. 19899) relating to the Offer ("Litigation"); and

        WHEREAS, the trial of such Litigation is set to commence on January 6, 2003 ("Trial"); and

        Whereas, as an inducement to enter into this Amendment, the Company hereby represents to the Stockholders that the plaintiff's counsel has confirmed to counsel for the Special Committee that the Trial will be postponed until after the date of a special meeting of the Company's Class A stockholders relating to the Offer;

        NOW, THEREFORE, the Company and the Stockholders agree as follows:

          1.    A new Section 1(d) is hereby added to the Agreement which reads as follows:

            "The Company agrees to call a special meeting of the Class A stockholders as soon as reasonably practicable for the purpose of obtaining approval by the Class A stockholders of the Offer by the affirmative vote of a majority of the Class A shares present or represented by proxy at the meeting (excluding Class A shares held by the Stockholders) and to use its best efforts to obtain such affirmative vote through all available means of proxy solicitation, including the use of a proxy statement in which the Special Committee of the Board of Directors recommends to such Class A stockholders to vote for the approval of the Offer; provided, however, that the Board of Directors of the Company shall not be required to call, or to hold, such meeting and the Special Committee shall be permitted to withdraw, modify or propose to withdraw or modify such recommendation if the Board of Directors of the Company (in the case of a failure to call and/or hold such special meeting) or the Special Committee (in the case of a withdrawal, modification, or proposed modification of its recommendation) shall determine in good faith, after consulting with its outside counsel and financial advisor, that such action is consistent with the fiduciary duties of the directors to the Company's Class A stockholders under applicable law."

          2.    The phrase "Except for the Litigation," is hereby added to the beginning of Sections 3(d) and 4(d) of the Agreement.

          3.    A new sentence is hereby added to Section 6 (b) of the Agreement which reads as follows:

            "In addition, the obligation of each Stockholder under this Agreement shall be subject to the further conditions that (a) the Company shall have received the approval of the Offer at the special meeting of Class A stockholders referred to in Section 1(d) herein, (b) that the Company shall have obtained the Supplemental Ruling, (c) the Company shall not have failed or declined to call or hold such special meeting and (d) the Special Committee shall not have withdrawn or modified or proposed to withdraw or modify its recommendation that the Class A stockholders vote for the approval of the Offer. The conditions referred to herein are for the Stockholders' sole benefit and may be asserted by the Stockholders regardless of the circumstances giving rise to any condition, and may be waived by the Stockholders, in whole or in part, at any time and from time to time in the Stockholders sole discretion."

          4.    A new subparagraph (f) is hereby added to Exhibit B of the Agreement which reads as follows:

            "The Company shall not have received the approval of the Offer at the special meeting of the Company's Class A stockholders referred to in new Section 1(d) herein."

          5.    Section 7 (a) (iii) of the Agreement is hereby amended in its entirety to read as follows:

            "By the Trusts if any one of the conditions set forth in Section 6 (b) shall not have been satisfied, and shall not have been waived by the Trusts; or"

          6.    Section 7 (a) (iv) of the Agreement is hereby amended in its entirety to read as follows:

            "By the Company or the Trusts if the Offer has not been completed by the Company on or prior to May 31, 2003 (the "End Date")".

          7.    Subparagraph (c) of Exhibit B of the Agreement is hereby amended in its entirety to read as follows:

            "There has been a statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition which directly or indirectly restrains or prohibits the Offer, the acceptance for payment of, or payment for, any of the shares of the Company; provided, however, that the Company shall use reasonable efforts to prevent the entry of any such judgment, injunction or other order and to appeal as promptly as possible any judgment, injunction or other order that may be entered."

          8.    A new sentence is hereby added to Section 7(c) of the Agreement which reads as follows:

            "In the event that the Board of Directors of the Company shall fail or decline to call a special meeting of the Class A stockholders or the Special Committee shall withdraw or modify or propose to withdraw or modify its recommendation as contemplated by the proviso set forth in Section 1 (d) of the Agreement, then, in either such event, the Company shall pay the Stockholders (in proportion to the number of shares of Class B Stock held by each as described on Exhibit A hereto) within five (5) business days after such event a fee of U.S. $150,000 in the aggregate, which amount shall be payable in immediately available funds."

        This Amendment is hereby executed by the Company and the Stockholders as of December 26, 2002.

METHODE ELECTRONICS, INC.
By:	/s/ Donald W. Duda
Name:	Donald W. Duda
Title:	President
STOCKHOLDERS
Marital Trust No. 1 and Marital Trust No. 2 Created under the William J. McGinley Trust
By:	Bank One, as successor co-trustee of Marital Trust No 1 and Marital Trust No. 2 created under the William J. McGinley Trust
	By:	/s/ Mike Lathi
	Its:	Vice President and Trust Officer
By:	/s/ Jane R. McGinley Jane R. McGinley, as co-trustee of Marital Trust No 1 and Marital Trust No. 2 Created under the William J. McGinley Trust
/s/ Jane R. McGinley Jane R. McGinley
/s/ Margaret J. McGinley Margaret J. McGinley
/s/ James W. McGinley James W. McGinley
/s/ Robert R. McGinley Robert R. McGinley

ANNEX B

TM CAPITAL CORP.	New York	Atlanta

Merchant Bankers & Financial Advisors	One Battery Park Plaza 35th Floor New York, NY 10004 Tel: 212 809-1360 Fax: 212 809-1450	Two Piedmont Center Suite 410 Atlanta, GA 30305 Tel: 404 995-6230 Fax: 404 995-6240
www.tmcapital.com
August 19, 2002

The Special Committee of the Board of Directors
Methode Electronics, Inc.
7401 West Wilson Avenue
Harwood Heights, IL 60706-4548

Gentlemen:

        We understand that The Special Committee of the Board of Directors (the "Special Committee") of Methode Electronics, Inc. ("Methode" or the "Company") reached an agreement on August 14, 2002, as reflected in a document dated August 19, 2002 (the "Agreement"), with Marital Trust No. 1 and Marital Trust No. 2 each created under the The William J. McGinley Trust (the "Trusts") and Jane R. McGinley, Margaret J. McGinley, James W. McGinley and Robert J. McGinley (individually, each a "Stockholder" and collectively with the Trusts, the "Stockholders") whereby the Stockholders agree to sell all of their shares of Methode's Class B Common Stock pursuant to a tender offer (the "Offer") by the Company to acquire all outstanding shares of Methode's Class B Common Stock at a price of $20 per share net to the seller in cash, such Offer and purchases thereunder being subject, among other things, to the Company (i) receiving a ruling from the IRS that such repurchase of the Class B Common Stock will not result in any adverse tax consequences to the Company or its stockholders and (ii) receiving sufficient shares pursuant to the Offer that the number of shares of Methode Class B Common Stock that would remain outstanding after purchases pursuant to the Offer would be less than 100,000 shares.

        You have asked our opinion as to the fairness, from a financial point of view, to the holders of Methode's Class A Common Stock of the proposed repurchase of the Class B Common Stock at $20 per share pursuant to the Offer (the "Repurchase Transaction").

        In arriving at our opinion set forth below, we have, among other things:

  (1)
  Reviewed the Company's Forms 10-K and related financial information for the years ended April 30, 1998 to 2002;

  (2)
  Reviewed the Company's Schedule 14A filed in connection with its Annual Meeting to be held September 10, 2002;

  (3)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

  (4)
  Reviewed the historical market prices and trading activity for the Class A Common Stock and the Class B Common Stock for the period from January 2, 1999 to August 14, 2002;

  (5)
  Reviewed the historical market prices and trading activity for the Class A Common Stock and the Class B Common Stock and compared them with that of certain publicly traded companies which we deemed to be relevant;

  (6)
  Compared the financial position and results of operations of the Company with that of certain companies which we deemed to be relevant;

  (7)
  Reviewed and analyzed the terms of transactions in which public companies with two classes of common stock were recapitalized into a single class of stock;

  (8)
  Reviewed and analyzed the terms of transactions in which public companies with two classes of common stock were acquired;

  (9)
  Reviewed and analyzed premiums paid in relevant transactions in which the purchaser acquired a controlling share of the target company;

  (10)
  Reviewed the Agreement between the Company and the Stockholders, and

  (11)
  Conducted such other financial analyses and investigations as we deemed necessary or appropriate in arriving at our opinion.

        TM Capital Corp., as part of its investment and merchant banking business, is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services. TM Capital Corp. is currently serving as financial advisor to the Special Committee in connection with the proposed Repurchase Transaction and will be receiving a fee in connection with the rendering of this opinion.

        In preparing our opinion, we have relied on the accuracy and completeness of all information that was available to us from public sources, that was supplied or otherwise made available to us by the Company or was otherwise reviewed by us and we have not assumed any responsibility to independently verify such information. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluations or appraisals.

        This opinion is directed to the Special Committee and does not constitute a recommendation to any shareholder of the Company concerning actions he may take with regard to his holdings, and furthermore, it specifically does not constitute a recommendation as to whether any such holder of Class B common stock should or should not participate in the proposed Repurchase Transaction. This opinion does not address the relative merits of the proposed Repurchase Transaction as compared to any other transactions or business strategies discussed by the Special Committee. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

        On the basis of, and subject to the foregoing, we are of the opinion as of the date hereof that the proposed Repurchase Transaction is fair to the holders of Methode's Class A Common Stock from a financial point of view.

        This opinion has been prepared for the information of the Special Committee in connection with the proposed Repurchase Transaction and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of TM Capital Corp., provided, however, that this letter may be reproduced in full in any filing required to be made with the Securities and Exchange Commission related to the proposed Repurchase Transaction.

Very truly yours,
TM CAPITAL CORP.
/s/ W. Gregory Robertson W. Gregory Robertson President

ANNEX C

TM CAPITAL CORP.	New York	Atlanta

Merchant Bankers & Financial Advisors	One Battery Park Plaza 35th Floor New York, NY 10004 Tel: 212 809-1360 Fax: 212 809-1450	Two Piedmont Center Suite 410 Atlanta, GA 30305 Tel: 404 995-6230 Fax: 404 995-6240
www.tmcapital.com
February 14, 2003

The Special Committee of the Board of Directors
Methode Electronics, Inc.
7401 West Wilson Avenue
Harwood Heights, IL 60706-4548

Gentlemen:

        We hereby confirm as of the date hereof our opinion, as expressed in our letter of August 19, 2002, and subject to the conditions set forth therein, that the proposed repurchase of the Class B Common Stock at $20 per share pursuant to the agreement dated August 19, 2002, as amended on December 26, 2002, among Methode Electronics, Inc. ("Methode") and certain holders of its Class B Common Stock, is fair to the holders of Methode's Class A Common Stock from a financial point of view.

Very truly yours,
TM CAPITAL CORP.
/s/ W. Gregory Robertson W. Gregory Robertson President

C-1

YOUR VOTE IS IMPORTANT

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free, at 1-888-750-5834.

C-2

METHODE ELECTRONICS, INC.

P R O X Y

FOR THE SPECIAL MEETING OF THE SHAREHOLDERS OF METHODE
ELECTRONICS, INC THIS PROXY IS SOLICITED ON BEHALF OF THE
SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints [Warren L. Batts, William T. Jensen and George C. Wright], and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. Class A common stock which the undersigned is entitled to vote at the Special Meeting of Methode to be held on [Date] at [Place] and at any adjournment or postponement thereof.

        This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE SPECIAL COMMITTEE.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

Methode Electronics, Inc.

THE SPECIAL COMMITTEE RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL	Please mark your votes as indicated in this example	☒
	FOR	AGAINST	ABSTAIN
Approval of the making of a tender offer by Methode to purchase all outstanding shares of Class B common stock at a price of $20.00 per share in cash.	☐	☐	☐

IMPORTANT—PLEASE VOTE, SIGN AND RETURN PROMPTLY.    When there is more than one owner of shares, both should sign. Signatures should correspond with names printed on this proxy card. When signing as an attorney, executor, administrator, trustee, or guardian, please add your full title as such. If a corporation, please sign in full corporate name, and this proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature____________________	Dated: ___________________, 2003
Signature if held jointly____________________	Dated: ___________________, 2003

METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, IL 60706

  AUTO DATA PROCESSING
  Investor Comm Services
  Attention:
  Test Print
  51 Mercedes Way
  Edgewood, NY
  11717

If you vote by telephone or the Internet,
DO NOT mail back the proxy card.
THANK YOU FOR VOTING!

YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the special meeting proxy statement and then follow these easy steps:

Vote by Internet—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

Vote by phone—1-800-xxx-xxxx
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

Vote by mail
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Methode Electronics, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Control Number:

Account Number:

QuickLinks

NOTICE OF SPECIAL MEETING OF ELIGIBLE CLASS A STOCKHOLDERS
INTRODUCTION
SUMMARY TERM SHEET
THE SPECIAL MEETING
PROPOSAL TO APPROVE THE OFFER
MARKET PRICE DATA; DIVIDENDS
SECURITY OWNERSHIP
ADDITIONAL INFORMATION
FORWARD LOOKING STATEMENTS
OTHER MATTERS
  ANNEX A
  ANNEX B
  ANNEX C